UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT

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AXA EQUITABLE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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1290 Avenue of the Americas

New York, New York 10104

(212) 554-1234

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

November 5, 2018

To the Stockholders of AXA Equitable Holdings, Inc.:

This notice and the accompanying Information Statement is being furnished to the stockholders of AXA Equitable Holdings, Inc. (“EQH”) with respect to a written consent executed by the holder of a majority of the outstanding shares of common stock of EQH, which approved the following corporate action:

1.	Adoption of the AXA Equitable Holdings, Inc. Stock Purchase Plan (the “Plan”).

Your vote or consent is not requested or required. We are not soliciting your proxy. Section 228 of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice, and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent of a majority of the outstanding shares of our common stock is sufficient to approve the matter listed above.

The accompanying Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein, in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

This notice and the accompanying Information Statement is first being mailed on or about November 5, 2018 to all stockholders of record as of the close of business on November 1, 2018. The foregoing action will become effective twenty days from the date that this Information Statement is first mailed to our stockholders.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson

Mark Pearson

President and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

I. GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed or otherwise furnished to the registered stockholders of AXA Equitable Holdings, Inc., a Delaware corporation (“EQH”), solely for the purpose of informing you that the holder of a majority of the outstanding shares of EQH common stock (the “Common Stock”) has executed a written consent approving the corporate action described herein.

The AXA Equitable Holdings, Inc. Stock Purchase Plan (the “Plan”) was approved by EQH’s board of directors (the “Board”) on September 21, 2018. In order to eliminate the costs and management time involved in holding a meeting of the stockholders, and in order to effect the adoption of the Plan promptly, we obtained a written consent from the stockholder that held a majority of the outstanding shares of the Common Stock as of the close of business on November 1, 2018 (the “Record Date”).

This Information Statement is dated November 5, 2018. Only stockholders of record on the Record Date are entitled to receive this Information Statement.

II. INFORMATION CONCERNING THE CORPORATE ACTION TAKEN

Approval of Adoption of the AXA Equitable Holdings, Inc. Stock Purchase Plan

The Board approved the Plan at its regularly scheduled meeting on September 21, 2018. Adoption of the Plan was approved on November 1, 2018 by the written consent of AXA S.A. (“AXA”), the holder of 403,162,500 shares of the Common Stock, representing approximately 72.2% of the shares of outstanding Common Stock on the Record Date.

Brief Description of the Plan

The Plan is a non-qualified stock purchase plan pursuant to which eligible financial professionals and employees of EQH and its affiliates (collectively, the “Company”) may make monthly purchases of Common Stock. A copy of the Plan as adopted by stockholder written consent is attached hereto as Appendix A.

Plan features include:

•	participants will pay for their purchases through after-tax payroll deductions;

•	participants will receive a 15% matching contribution on the first $25,000 of stock purchased ($3,750 maximum match per calendar year) which will be used to purchase additional shares of Common Stock;

•	participants may not contribute more than $50,000 through payroll deductions during any calendar year;

•	participants may not sell or transfer shares of Common Stock purchased under the Plan for six months, regardless of whether they terminate service with the Company;

•	participants will be subject to tax on the amount of any matching contributions at the time they are made; and

•	eight million shares of Common Stock are reserved for purchase under the Plan.

The EQH Compensation Committee (the “Committee”) is the Plan administrator and has the authority to make, amend and rescind rules and regulations for the Plan’s administration and make all other Plan determinations necessary or advisable. The Committee may also amend or terminate the Plan provided, however, no amendment or termination may adversely affect any cash or shares owed to a participant and that any amendment may require shareholder approval under applicable law and the rules of the New York Stock Exchange.

Approval of the Corporate Action

Section 228 of the DGCL and our Certificate of Incorporation provide that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent by the holder of a majority of the outstanding shares of the Common Stock is sufficient to approve the adoption of the Plan.

On the Record Date, EQH’s authorized capital stock consisted of 2,000,000,000 shares of Common Stock, of which 558,526,870 shares were issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders.

On the Record Date, AXA held voting power over 403,162,500 shares of Common Stock, representing approximately 72.2% of outstanding shares of Common Stock. AXA consented in writing on November 1, 2018 to the adoption of the Plan. Such vote constituted approval of the proposed corporate action by approximately 72.2% of the issued and outstanding shares of Common Stock. Since this stockholder had sufficient voting power to approve the corporate action through their ownership of Common Stock, no consent or approval of the corporate actions by any other stockholder was solicited. EQH has obtained all necessary corporate approval in connection with the adoption of the Plan. No vote or other action on your part is required or requested.

Effective Date of the Corporate Action

The Plan will become effective twenty days from the date this Information Statement is first mailed to our stockholders. The Board may revoke any proposed corporate action before it is acted on without further approval of the stockholders if the board determines that the action no longer is in the best interests of EQH and its stockholders.

Availability of Materials

A copy of this Information Statement is available on our investor relations website at ir.axaequitableholdings.com.

III. DISSENTERS’ RIGHT OF APPRAISAL

No dissenters’ or appraisal rights are available under our Certificate of Incorporation, Amended and Restated By-laws or the DGCL in connection with the corporate action described herein.

IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2018 with respect to the ownership of our Common Stock by:

•	each person known to own beneficially more than five percent of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 558,526,870 shares of our Common Stock outstanding as of September 30, 2018.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o 1290 Avenue of the Americas, New York, New York 10104.

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
AXA(1)	403,162,500	72.2
Thomas Buberl	—	—
Gérald Harlin	—	—
Daniel G. Kaye	10,844	*
Ramon de Oliveira	8,844	*
Mark Pearson(2)	136,187	*
Bertrand Poupart-Lafarge	—	—
Karima Silvent	—	—
George Stansfield	—	—
Charles G. T. Stonehill	5,844	*
Seth Bernstein(3)	13,250	*
Dave Hattem(4)	40,822	*
Jeffrey Hurd(5)	49,429	*
Anders Malmström(6)	53,983	*
Brian Winikoff(7)	29,224	*
All current directors and executive officers as a group (14 persons)(8)	348,427	*

*	Less than one percent.
(1)

Does not give effect to the up to 43,125,000 shares of our common stock that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery. AXA’s principal place of business is 21-25 avenue Matignon, 75008 Paris, France.

(2)	Includes (i) 85,937 shares of unvested EQH performance shares and (ii) 46,250 restricted stock units that will vest within 60 days.
(3)	Includes 9,250 restricted stock units that will vest within 60 days.
(4)	Includes (i) 22,322 shares of unvested EQH performance shares and (ii) 18,500 restricted stock units that will vest within 60 days.
(5)	Includes (i) 40,179 shares of unvested EQH performance shares and (ii) 9,250 restricted stock units that will vest within 60 days.
(6)	Includes (i) 33,483 shares of unvested EQH performance shares and (ii) 18,500 restricted stock units that will vest within 60 days.
(7)	Includes (i) 29,224 shares of unvested EQH performance shares and (ii) 9,250 restricted stock units that will vest within 60 days.
(8)	Includes (i) 211,145 shares of unvested EQH performance shares and (ii) 111,000 restricted stock units that will vest within 60 days.

The following tables set forth information as of September 30, 2018 regarding the ownership of common stock of AXA and units of limited partnership interests in our subsidiaries AllianceBernstein Holding L.P. (“AB Holding Units”) and AllianceBernstein L.P. (“AB Units”) by each of our directors and executive officers and by all of our directors and executive officers as a group.

AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
Thomas Buberl(2)	436,010	*
Gérald Harlin(3)	537,273	*
Daniel G. Kaye	11,634	*
Ramon de Oliveira(4)	38,536	*
Mark Pearson(5)	496,957	*
Bertrand Poupart-Lafarge(6)	133,608	*
Karima Silvent(7)	59,595	*
George Stansfield(8)	322,487	*
Charles G. T. Stonehill(9)	2,694	*
Seth Bernstein	—	—
Dave Hattem(10)	123,368	*
Jeffrey Hurd	—	—
Anders Malmström(11)	129,308	*
Brian Winikoff(12)	33,840	*
All current directors and executive officers as a group (14 persons)(13)	2,325,310	*

*	Number of shares listed represents less than 1% of the outstanding AXA common stock.
(1)	Holdings of AXA American Depositary Shares (“ADS”) are expressed as their equivalent in AXA ordinary shares. Each AXA ADS represents the right to receive one AXA ordinary share.
(2)	Includes (i) 16,267 shares Mr. Buberl can acquire within 60 days under option plans, (ii) 296,223 unvested AXA performance shares and (iii) 4,527 units in AXA employee shareholding plans.
(3)	Includes (i) 99,800 shares Mr. Harlin can acquire within 60 days under option plans, (ii) 122,830 unvested AXA performance shares and (iii) 19,508 units in AXA employee shareholding plans.
(4)	Includes 4,361 shares Mr. de Oliveira can acquire within 60 days under option plans.
(5)	Includes (i) 48,486 shares Mr. Pearson can acquire within 60 days under option plans and (ii) 203,470 unvested AXA performance shares.
(6)	Includes (i) 63,994 shares Mr. Poupart-Lafarge can acquire within 60 days under option plans, (ii) 49,665 unvested AXA performance shares and (iii) 7,793 units in AXA employee shareholding plans.

(7)	Includes (i) 4,539 shares Ms. Silvent can acquire within 60 days under option plans, (ii) 35,164 unvested AXA performance shares and (iii) 240 units in AXA employee shareholding plans.
(8)	Includes (i) 57,268 shares Mr. Stansfield can acquire within 60 days under option plans, (ii) 157,049 unvested AXA performance shares and (iii) 20,337 units in AXA employee shareholding plans.
(9)	Includes 2,694 deferred stock units under The Equity Plan for Directors.
(10)	Includes (i) 25,019 shares Mr. Hattem can acquire within 60 days under option plans and (ii) 64,671 unvested AXA performance shares.
(11)	Includes (i) 36,807 shares Mr. Malmström can acquire within 60 days under option plans and (ii) 62,654 unvested AXA performance shares.
(12)	Includes 32,276 unvested AXA performance shares.
(13)

Includes (i) 356,541 shares the directors and executive officers as a group can acquire within 60 days under option plans, (ii) 1,024,002 unvested AXA performance shares and (iii) 52,405 units in AXA employee shareholding plans.

AB Holding Units and AB Units

	AllianceBernstein Holding L.P.		AllianceBernstein L.P.
Name of Beneficial Owner	Number of Units Owned(1)	Percent of Class (%)	Number of Units Owned(1)	Percent of Class (%)
Thomas Buberl	—	—	—	—
Gérald Harlin	—	—	—	—
Daniel G. Kaye	13,379	*	—	—
Ramon de Oliveira	13,379	*	—	—
Mark Pearson	—	—	—	—
Bertrand Poupart-Lafarge	—	—	—	—
Karima Silvent	—	—	—	—
George Stansfield	—	—	—	—
Charles G. T. Stonehill	—	—	—	—
Seth Bernstein(2)	164,706	*	—	—
Dave Hattem	—	—	—	—
Jeffrey Hurd	—	—	—	—
Anders Malmström	—	—	—	—
Brian Winikoff	—	—	—	—
All current directors and executive officers as a group (14 persons)	191,464	*	—	—

*	Number of units listed represents less than 1% of the units outstanding.
(1)	Excludes units beneficially owned by AXA and its subsidiaries.
(2)	Reflects 164,706 restricted AB Holding Units awarded to Mr. Bernstein pursuant to the CEO Employment Agreement that have not yet vested.

V. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the purposes of this section “Compensation of Directors and Executive Officers,” please refer to the following defined terms:

•	“AB” or “AllianceBernstein” means AB Holding and ABLP.

•	“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.

•	“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.

•	“AXA Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly owned indirect subsidiary of Holdings.

•	“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdings.

•	“Company” means AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. as a corporate entity.

•	“Holdings” means AXA Equitable Holdings, Inc. without its consolidated subsidiaries.

•	“IPO” means the initial public offering of Holdings’ common stock, completed on May 14, 2018.

EXECUTIVE COMPENSATION

INTRODUCTION

In 2017, Holdings was an indirect, wholly owned subsidiary of AXA and executive officers of AXA Equitable Life and the Chief Executive Officer of AB served as executive officers of Holdings. As a result, decisions regarding the 2017 compensation of the executive officers of AXA Equitable Life who were our named executive officers in 2017 (the “EQ Named Executive Officers”) were made by the AXA Equitable Life Board of Directors and its Organization and Compensation Committee with the input of AXA as discussed in greater detail below in “Compensation Discussion and Analysis—EQ Named Executive Officers.” Similarly, decisions regarding the 2017 compensation of the Chief Executive Officer of AB were made by the AB Board of Directors and its Compensation Committee with the input of AXA as discussed in greater detail below in “Compensation Discussion and Analysis—Mr. Bernstein.”

Following the IPO, the Compensation Committee determines the appropriate philosophy, objectives and design for our executive compensation program and the compensation of our executive officers. The committee has retained a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program, as it deems necessary or appropriate. For a description of the compensation plans that are provided to our executives following the IPO, please see “—Post-IPO Executive Compensation Information” below.

2017 NAMED EXECUTIVE OFFICERS

The following individuals are our 2017 Named Executive Officers:

•	Mark Pearson, President and Chief Executive Officer

•	Anders Malmström, Senior Executive Vice President and Chief Financial Officer

•	Brian Winikoff, Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management of AXA Equitable Life

•	Dave Hattem, Senior Executive Vice President, General Counsel and Secretary

•	Seth Bernstein, Chief Executive Officer of AB

•	Gérald Harlin, Chairman of the Board and Chief Executive Officer (through November 6, 2017)

During 2017, all of the executive officers listed above other than Mr. Harlin were employees of AXA Equitable Life or AB and received no compensation directly from Holdings for services performed. Rather, their compensation was paid by AXA Equitable Life or AB. Accordingly, this Compensation Discussion and Analysis provides an overview of the philosophy, goals and principal components of AXA Equitable Life’s and AB’s 2017 executive compensation programs.

Mr. Harlin did not receive any compensation from Holdings or any of its subsidiaries for services performed for Holdings during 2017. Accordingly, none of the discussion that follows includes any information regarding

Mr. Harlin and all references to our “Named Executive Officers” below relate solely to the other executive officers listed above.

The details of each Named Executive Officer’s compensation may be found in the Summary Compensation Table and other compensation tables included below.

Compensation Discussion and Analysis—EQ Named Executive Officers

Compensation Program Overview

Goal

The overriding goal of AXA Equitable Life’s 2017 executive compensation program was to attract, retain and motivate top-performing executive officers dedicated to the long-term financial and operational success of AXA Equitable Life, AXA Financial and AXA Financial Group’s retirement and protection related businesses (“AXA Financial R&P Operations”) as well as AXA. Accordingly, as further described below, the program incorporated metrics to measure that success.

Philosophy and Strategy

To achieve its goal, AXA Equitable Life’s 2017 executive compensation program was structured to foster a pay-for-performance management culture by:

•

providing total compensation opportunities competitive with the levels of total compensation available at the large diversified financial services companies with which the AXA Financial Group most directly competes in the marketplace;

•

making performance-based variable compensation the principal component of executive pay to drive superior performance by basing a significant portion of the executive officers’ financial success on the financial and operational success of AXA Financial R&P Operations and AXA;

•

setting performance objectives and targets for variable compensation arrangements that provided individual executives with the opportunity to earn above-median compensation by achieving above-target results;

•

establishing equity-based arrangements that aligned the executives’ financial interests with those of AXA by ensuring the executives had a material financial stake in the rising equity value of AXA and the business success of its affiliates; and

•	structuring compensation packages and outcomes to foster internal equity.

Compensation Components

To support this pay-for-performance strategy, AXA Equitable Life’s 2017 Total Compensation Program provided a mix of fixed and variable compensation components that based the majority of each executive’s compensation on the success of AXA Financial R&P Operations and AXA as well as an assessment of each executive’s overall contribution to that success.

The fixed and variable components provided a mix of cash and non-cash compensation and short-term and long-term incentive compensation awards. The particular mix of cash and non-cash and short-term and long-term compensation was based on market practice determined in accordance with AXA Equitable Life’s benchmarking practices described below in “—Use of Competitive Compensation Data.”

Fixed Component

The fixed compensation component of AXA Equitable Life’s 2017 Total Compensation Program, base salary, fell within the market median of the large diversified financial services companies that are the AXA

Financial Group’s major competitors and was meant to fairly and competitively compensate executives for their positions and the scope of their responsibilities.

Variable Components

The variable compensation components of AXA Equitable Life’s 2017 Total Compensation Program, the short-term incentive compensation program and equity-based awards, gave executives the opportunity to receive compensation at the median of the market if they met various corporate and individual financial and operational goals and to receive compensation above the median if they exceeded their goals. The variable compensation components measured and rewarded performance with short-term and long-term focuses.

The short-term incentive compensation program focused executives on annual corporate and business unit goals that, when attained, drive AXA’s global success. It also served as the primary means for differentiating, recognizing and most directly rewarding individual executives for their personal achievements and leadership based on both qualitative and quantitative results.

Equity-based awards were structured to reward long-term value creation. AXA performance share awards granted in 2017 will vest after four years. AXA stock options awarded in 2017 were intended to focus executives on a longer time horizon. They were granted with vesting schedules of five years and terms of 10 years to effectively align a portion of each executive’s compensation with the long-term financial success of AXA. AXA Equitable Life granted these awards because it was confident that the direct alignment of the long-term interests of the executives with those of AXA, combined with the multi-year vesting and performance periods of its equity-based awards, would promote executive retention, focus executives on gearing their performances to long-term value-creation strategies and discourage excessive risk-taking.

How 2017 Compensation Decisions Were Made

Role of the AXA Board of Directors

The global framework governing the 2017 executive compensation policies for AXA and its U.S. subsidiaries, including AXA Equitable Life, were set and administered at the AXA level by AXA’s Board of Directors. The AXA Board of Directors (i) reviewed the compensation policies applicable to executives of AXA worldwide, which were then adapted to local law, conditions and practices by the boards of directors and compensation committees of AXA’s subsidiaries, (ii) reviewed and approved all AXA equity-based compensation programs prior to their implementation and (iii) approved individual grants of equity-based awards.

The Compensation and Governance Committee of the AXA Board of Directors reviews annually the compensation of members of the AXA Management Committee, including Mr. Pearson. The Compensation and Governance Committee also recommended to the AXA Board of Directors the amount of equity-based awards to be granted to the AXA Management Committee members in 2017. The Compensation and Governance Committee is exclusively composed of directors determined to be independent by the AXA Board of Directors in accordance with the criteria set forth in the Corporate Governance Code for French listed companies.

Role of the Organization and Compensation Committee of the Board of Directors of AXA Equitable Life

Within the global framework of executive compensation policies that AXA established, direct responsibility for overseeing the development and administration of the 2017 executive compensation program for AXA Equitable Life fell to the Organization and Compensation Committee of the AXA Equitable Life Board of Directors (the “EQ OCC”). The EQ OCC consisted of three members, all of whom were determined to be independent directors by the AXA Equitable Life Board of Directors under New York Stock Exchange standards as of February 15, 2018. In implementing AXA’s global compensation program at the entity level, the EQ OCC was aided by the Chief Executive Officer of AXA who, while not a formal member of the EQ OCC, is a member of the AXA Equitable Life Board of Directors and participated in the EQ OCC’s deliberations related to compensation issues and assists in ensuring coordination with AXA’s global compensation policies. The EQ OCC was terminated in May 2018.

The EQ OCC was primarily responsible for general oversight of compensation and compensation related matters, including reviewing new benefit plans, equity-based plans and the compensation practices of AXA Equitable Life to ensure they support AXA Equitable Life’s business strategy and meet the objectives set by AXA for its global compensation policy. Also, in accordance with New York Insurance Law, the EQ OCC was responsible for evaluating the performance of AXA Equitable Life’s principal officers and comparably paid employees (as determined under New York Insurance Law) and recommending their compensation, including their salaries and variable compensation, to the Board of Directors of AXA Equitable Life for its discussion and approval. As of February 15, 2018, Mr. Pearson, Mr. Malmström and Mr. Winikoff were principal officers and Mr. Hattem was a comparably paid employee.

The EQ OCC was also responsible for:

•	reviewing all other AXA Equitable Life senior executive compensation arrangements;

•	receiving reports on succession planning for AXA Equitable Life executive management;

•	supervising the policies relating to compensation of AXA Equitable Life officers and employees; and

•

reviewing and approving corporate goals and objectives included in variable compensation arrangements and evaluating AXA Equitable Life executive management performance in light of those goals and objectives.

Role of the Chief Executive Officer

As Chief Executive Officer of AXA Equitable Life, Mr. Pearson assisted the EQ OCC in its review of the 2017 total compensation of all the EQ Named Executive Officers except himself. Mr. Pearson provided the EQ OCC with his assessment of the performance of each EQ Named Executive Officer relative to the corporate and individual goals and other expectations set for the EQ Named Executive Officer for 2017. Based on these assessments, he then provided his recommendations for each EQ Named Executive Officer’s total compensation and the appropriate goals for each in 2018. However, the EQ OCC was not bound by his recommendations.

Other than the Chief Executive Officer, no Named Executive Officer played or will play a decision-making role in determining the 2017 compensation of any other Named Executive Officer.

Role of AXA Equitable Life Human Resources

AXA Equitable Life Human Resources supported the EQ OCC’s work on executive compensation matters and is responsible for many of the organizational and administrative tasks that underlie the compensation review and determination process and making presentations on various topics. Human Resources’ efforts in 2017 included, among other things:

•	evaluating the compensation data from peer groups, national executive pay surveys and other sources for the EQ Named Executive Officers and other officers as appropriate;

•	gathering and correlating performance ratings and reviews for individual executive officers, including the EQ Named Executive Officers;

•	reviewing executive compensation recommendations against appropriate market data and for internal consistency and equity; and

•	reporting to, and answering requests for information from, the EQ OCC.

Human Resources officers also coordinate and share information with their counterparts at AXA and provide input into AXA’s comprehensive review of the 2017 total compensation of AXA’s executives worldwide.

Role of Compensation Consultant

Towers Watson was retained by AXA Equitable Life to serve as an executive compensation consultant in 2017. Towers Watson provided various services, including advising AXA Equitable Life management on issues relating to AXA Equitable Life’s executive compensation practices and providing market information and analysis regarding the competitiveness of AXA Equitable Life’s Total Compensation Program.

During 2017, Towers Watson performed the following specific services for AXA Equitable Life management:

•	provided periodic updates on legal, accounting and other developments and trends affecting compensation and benefits generally and executive compensation specifically;

•

offered a competitive review of total compensation (including base salary, targeted and actual annual incentives, annualized value of long-term incentives, welfare and retirement benefits) against selected peer companies, covering specific groups of executive positions; and

•	assisted in analyzing general reports published by third-party national compensation consultants on corporate compensation and benefits.

Also, during 2016, Towers Watson prepared a comparative review of the total compensation of Mr. Pearson against that received by chief executive officers at peer companies that was used in determining his 2017 target compensation.

Although AXA Equitable Life management has full authority to approve all fees paid to Towers Watson, determine the nature and scope of its services, evaluate its performance and terminate its engagement, the EQ OCC reviewed the services to be provided by Towers Watson in 2017 as well as the related fees. The total amount of fees paid to Towers Watson by AXA Equitable Life in 2017 for executive compensation services was approximately $11,958. We may also pay fees to Towers Watson from time to time for actuarial or other services unrelated to our compensation programs. During 2017, these fees totaled $1,457,407. AXA and other AXA affiliates may also pay fees to Towers Watson for various services. Specifically, AXA pays fees for services in connection with its comprehensive review of executive officer compensation.

Use of Competitive Compensation Data

Because AXA Equitable Life competes most directly for executive talent with large diversified financial services companies, AXA Equitable Life regards it as essential to regularly review the competitiveness of its Total Compensation Program for its executives to ensure that they are provided compensation opportunities that compare favorably with the levels of total compensation offered to similarly situated executives by peer companies. A variety of sources of compensation information are used to benchmark the competitive market for AXA Equitable Life executives.

Primary Compensation Data Source

For all executives, AXA Equitable Life relies primarily on the Towers Watson U.S. Diversified Insurance Study of Executive Compensation (the “DIS”) for information to compare their total compensation to the total compensation reported for equivalent executive officer positions at peer companies. For the 2016 study (which was used in determining 2017 target compensation), the companies included:

Aflac	Lincoln Financial	Principal Financial Group
Allstate	Massachusetts Mutual	Prudential Financial
AXA Equitable Life	MetLife	Securian Financial Group
CIGNA	Nationwide	Thrivent Financial for Lutherans
CNO Financial	New York Life	TIAA-CREF
Genworth Financial	Northwestern Mutual	Transamerica
Guardian Life	OneAmerica Financial Partners	Unum Group
Hartford Financial Services	Pacific Life	Voya Financial Services
John Hancock	Phoenix Companies

Other Compensation Data Sources

The information in the DIS is supplemented with additional information from general surveys of corporate compensation and benefits published by various national compensation consulting firms. AXA Equitable Life also participates in surveys conducted by Mercer, McLagan Partners, Towers Watson and LOMA Executive Survey to benchmark both its executive and non-executive compensation programs.

All these information sources are employed to measure and compare actual pay levels not only on a total compensation basis but also by breaking down the Total Compensation Program component by component to review and compare specific compensation elements as well as the particular mixes of fixed versus variable, short-term versus long-term and cash versus equity-based compensation at peer companies. This information, as collected and reviewed by Human Resources, is submitted to the EQ OCC for review and discussion.

Pricing Philosophy

AXA Equitable Life’s compensation practices are designed with the aid of the market data to set the total target compensation of each executive at the median for total compensation with respect to the pay for comparable positions at peer companies. The analysis takes into account certain individual factors such as the specific characteristics and responsibilities of a particular executive’s position as compared to similarly situated executives at peer companies. Differences in the amounts of total compensation for the EQ Named Executive Officers in 2017 resulted chiefly from differences in each executive’s level of responsibilities, tenure, performance and appropriate benchmark data as well as general considerations of internal consistency and equity.

Components of The Total Rewards Program

AXA Equitable Life’s Total Rewards Program for executives in 2017 consisted of six components. These components included the three components of the Total Compensation Program (i.e., base salary, short-term incentive compensation and equity-based awards) as well as: (i) retirement, financial protection and other compensation and benefit programs, (ii) severance and change-in-control benefits and (iii) perquisites.

Base Salary

For executives, AXA Equitable Life believes that the primary purpose of base salary is to compensate the executives fairly based on the position held, the executive’s career experience, the scope of the position’s responsibilities and the executive’s own performance, all of which are reviewed with the aid of market survey data. Using this data, a 50th percentile pricing philosophy is maintained, comparing base salaries against the median for comparable salaries at peer companies, unless exceptional conditions require otherwise (for example, a base salary may include an additional amount in lieu of a housing or education allowance) or an executive’s experience and tenure warrant a lower initial salary with an adjustment to market over time. Once set, base salaries for executives are typically not increased, except to reflect a change in job responsibility, a sustained change in the market compensation for the position or a market adjustment for an executive whose initial base salary was set below the 50th percentile.

Mr. Pearson is the only EQ Named Executive Officer with an employment agreement. Under this agreement, Mr. Pearson’s employment will continue until he is age 65 unless the employment agreement is terminated earlier by either party on 30 days’ prior written notice. Mr. Pearson is entitled to a minimum rate of base salary of $1,225,000 per year, except that his rate of base salary may be decreased in the case of across-the-board salary reductions similarly affecting all AXA Equitable Life officers with the title of Executive Director or higher.

Other than Mr. Winikoff, none of the EQ Named Executive Officers received an increase in their annual rate of base salary in 2017. Mr. Winikoff received a salary increase of $40,000 to reflect the elimination of a fringe benefit. The amount of base salary earned by each EQ Named Executive Officer in 2017 was:

Named Executive Officer	Base Salary
Mr. Pearson	$1,250,114
Mr. Malmström	$658,228
Mr. Winikoff	$737,246
Mr. Hattem	$609,333

The base salaries earned by the EQ Named Executive Officers in 2017, 2016 and 2015 are reported in the Summary Compensation Table included below.

Short-Term Incentive Compensation Program

Variable cash awards were available in 2017 for executives under the AXA Equitable Life Short-Term Incentive Compensation Program (the “STIC Program”).

The purpose of the STIC Program is to:

•	align incentive awards with corporate strategic objectives and reward participants based on both company and individual performance;

•	enhance the performance assessment process with a focus on accountability;

•	establish greater compensation differentiation based on performance;

•	provide competitive total compensation opportunities; and

•	attract, motivate and retain top performers.

The STIC Program awards are typically paid in March of each year, following review of each participant’s performance and achievements over the course of the preceding fiscal year. Awards can vary from year to year, and differ by participant, depending primarily on the business and operational results of AXA Financial R&P Operations, as measured by the performance objectives under the STIC Program, as well as the participant’s individual contributions to those results. No individual is guaranteed any award under the STIC Program, except for certain limited guarantees for new hires.

Individual Targets

Initially, individual award targets of fixed dollar amounts are assigned to each STIC Program participant based on evaluations of competitive market data for his or her position. These individual award targets are reviewed each year and may be increased or decreased, but generally remain constant from year to year unless there has been a significant change in the level of the participant’s responsibilities or a proven and sustained change in the market compensation for the position.

Individual Payout Calculation

The amount of an EQ Named Executive Officer’s individual award under the 2017 STIC Program is determined by multiplying his STIC Program award target by a funding percentage based on the performance of both AXA and AXA Financial R&P Operations (the “Funding Percentage”) and by his “Individual Assessment Percentage” as further described below. The calculation is as follows:

Award Target * Funding Percentage * Individual Assessment Percentage = 2017 STIC Program Award

Funding Percentage—The Funding Percentage is determined by combining the individual performance percentages for AXA Financial R&P Operations and AXA which measure their performance against certain financial and other targets. For all of the EQ Named Executive Officers other than Mr. Pearson, the performance percentage for AXA Financial R&P Operations is weighted 90% and the performance percentage for AXA is weighted 10%. For Mr. Pearson, the performance percentage for AXA Financial R&P Operations is weighted 70% and the performance percentage for AXA is weighted 30%, reflecting his broader range of performance responsibilities within AXA worldwide as a member of the AXA Management Committee.

AXA Financial R&P Operations—To determine the performance percentage for AXA Financial R&P Operations, various performance objectives are established for AXA Financial R&P Operations, and a target is set for each one. Other than underlying earnings, each performance objective is separately subject to a 150% cap and a 50% cliff. For example, if a particular performance objective is weighted 15% for AXA Financial R&P Operations, 15% will be added to the overall performance percentage for AXA Financial R&P Operations if that target is met, regardless of AXA Financial R&P Operations’ performance on its other objectives. If the target for that performance objective is exceeded, the amount added to the overall performance percentage for AXA Financial R&P Operations will be increased up to a maximum of 22.5% (150% x 15%). If the target for the performance objective is not met, the amount added to the performance percentage will be decreased down to a threshold of 7.5% (50% x 15%). If performance is below the threshold for a performance objective, 0% will be added to AXA Financial R&P Operations’ overall performance percentage. Underlying earnings is subject to a 175% cap and 25% cliff, allowing for a wider range of results before hitting the cliff or cap. The performance objectives and targets are approved by the EQ OCC.

The following grid presents the targets and actual results for each of the performance objectives used to measure the performance of AXA Financial R&P Operations in 2017, along with their relative weightings. The performance objectives for AXA Financial R&P Operations and their relative weightings are standardized for AXA R&P companies in mature markets worldwide and, accordingly, are not measures calculated and presented in accordance with U.S. GAAP.

AXA Financial R&P Operations Performance Objectives	Weighting	Target(1)	Actual
Underlying Earnings(2)	25.0%	936	962
Gross Written Premiums(3)	20.0%	3,317	3,303
New Business Value(4)	20.0%	426	475
Gross Expenses(5)	20.0%	1,276	1,274
Net Promoter Score Gap(6)
Retirement	7.5%	13.8%	13.1%
Life	7.5%	6.5%	5.7%

(1)	All numbers other than those stated in percentages are in millions of U.S. dollars.

(2)

“Underlying earnings” means adjusted earnings excluding net capital gains or losses attributable to stockholders. “Adjusted earnings” means net income before the impact of exceptional and discontinued operations, certain integration and restructuring costs, goodwill and other related intangibles and profit or loss on financial assets accounted for under the fair value option and derivatives. Underlying earnings and adjusted earnings are measured using International Financial Reporting Standards (“IFRS”) since AXA uses IFRS as its principal method of accounting. Note that, in addition to the underlying earnings of AXA Financial R&P Operations, this performance objective also includes the underlying earnings of ACS Life (since it is managed by AXA Equitable Life personnel) and AXA Financial.

(3)	“Gross Written Premiums” means gross premiums (first-year premiums plus renewal premiums) for pure life insurance protection business.
(4)

“New Business Value” means the value of new contracts issued during 2017. It consists of the present value of future profits after the costs of acquiring the business, after allowing for the time value of financial options and guarantees and the cost of capital and non-financial risks. It is calculated net of tax.

(5)

“Gross Expenses” means the total operating expenses of AXA Financial and AXA Financial R&P Operations excluding deferred acquisition costs, commissions and restructuring/exception items. Operating expenses include compensation (including equity plans), benefits and other expenses necessary to manage the business.

(6)

“Net Promoter Score Gap” means the excess of the Net Promoter Score for our retirement and life insurance businesses over the average Net Promoter Score of seven main competitors. Net Promoter Score is an industry standard metric established by a leading management consulting firm and is determined based on customer surveys that classify customers as “promoters” or “detractors” based on their answer to a question asking how likely they are to recommend their current provider to friends or family on a scale of 0-10.

Since the performance objectives under the STIC Program are meant to cover only the key performance indicators for a year, there are generally no more than five objectives. The performance objectives and their relative weightings are determined based on AXA’s strategy and focus and they may change from year to year as different metrics may become more relevant. Underlying earnings is generally the most highly weighted performance objective, however, reflecting AXA’s belief that it is the strongest indicator of performance for a year.

Once set, the targets for each performance objective may not change during the course of the year except for exceptional circumstances, as determined by the AXA Management Committee. No adjustments will be made for large losses related to terrorist attacks or natural catastrophes or for market and regulatory changes.

AXA - AXA’s performance percentage is primarily based on underlying earnings per share (55%). Adjusted return on equity (15%), Gross Revenues-Protection and Health (15%) and customer experience tracking (15%) are also considered. For this purpose, “adjusted return on equity” means adjusted earnings (as defined above) divided by average stockholder’s equity excluding undated subordinated debt and other comprehensive income.

The following grid presents the targets and actual results for each of the performance objectives used to measure AXA’s performance in 2017.

	Target	Actual
Underlying Earnings Per Share	2.33 euro	2.40 euro
Adjusted Return on Equity	13.3%	14.5%
Gross Revenues—Protection and Health	49,946 million euro	49,907 million euro
Customer Experience Tracking	.9 – 2.9	1.4

Individual Assessment Percentage—An EQ Named Executive Officer’s Individual Assessment Percentage will be based on their individual performance and demonstrated leadership behaviors. As stated above, no participant is guaranteed his or her target award or any award under the STIC Program except for certain limited guarantees for new hires.

The EQ OCC reviewed the 2017 performance of each EQ Named Executive Officer as well as Management’s recommendations for each such EQ Named Executive Officer’s Individual Assessment Percentage and STIC Program award. Based on its subjective determination of each EQ Named Executive Officer’s performance, the EQ OCC made its recommendations as to the maximum STIC Program award for each EQ Named Executive Officer to the AXA Equitable Life Board of Directors. The AXA Equitable Life Board of Directors approved the final maximum award amounts for the EQ Named Executive Officers and delegated authority to the Chief Executive Officer of AXA to determine the final award amount for Mr. Pearson and to Mr. Pearson to determine the final award amounts for the other EQ Named Executive Officers.

In making its recommendations, the EQ OCC took into account the factors that it deemed relevant, including the accomplishments achieved in 2017 by the EQ Named Executive Officers and the Funding Percentage. Since the EQ Named Executive Officers are responsible for the success of each of AXA Equitable Life, AXA Financial and AXA Financial R&P Operations, the EQ OCC considered all related 2017 accomplishments. The EQ OCC also considered the EQ Named Executive Officers’ contributions to AXA worldwide. The accomplishments and contributions considered included:

Named Executive Officer	Accomplishments
Mark Pearson

•  Provided overall leadership for company strategy and activities related to the IPO.

•  Delivered on key financial goals, including earnings and productivity savings while continuing to set strong tone at the top for disciplined risk management.

•  Drove favorable outcomes regarding industry regulatory matters including federal taxation, the DOL Rule and capital adequacy through service on Board of Directors of American Council of Life Insurers.

•  Restructured Management governance framework and implemented executive management changes, including addition of the Implementation Management Office to oversee investments and strategic projects.

•  Led company efforts to achieve customer satisfaction of 4.4 out of 5.0 across all business segments, resulting in the company’s receipt of the DALBAR Annuity Service Award in recognition of superior service for the seventh consecutive year.

•  Continued to build a culture of inclusion, professional excellence and continuous learning, resulting in external recognitions for consecutive years from the Great Place to Work Institute, Human Rights Campaign and the Disability Equality Index.

Anders Malmström

•  Provided leadership for Finance strategy and activities related to the IPO, including overseeing the preparation of historical and pro forma GAAP financials for Holdings and the development of non-GAAP reporting measures and serving as liaison to underwriters, ratings agencies and other external parties.

•  Supervised several key initiatives to enhance existing Finance practices, including the development of a new hedging strategy, economic model and risk framework and the creation of new investment income, expense and equity allocation methodologies to better reflect business performance.

•  Played key role in company’s efforts related to regulatory initiatives such as tax reform and the NAIC reserve and capital framework as well as efforts related to closing significant regulatory exams.

Named Executive Officer	Accomplishments

•  Successfully led the strategic planning process in 2017, providing insight on margin and revenue streams for each business area, identifying mitigating actions to close the gap to targets and driving conversations with executive management and the Board of Directors.

Brian Winikoff

•  Drove strong 2017 sales performance, increasing year-over-year growth and outperforming budget and the industry in key markets.

•  Created a clear business strategy and implemented focused plans and processes across all business areas, resulting in successful execution of key initiatives.

•  Successfully implemented several executive management changes, including consolidation of business leader functions, addition of talent in key areas and enhanced alignment of business support areas.

•  Provided thought-leadership on short and long-term manufacturing and distribution strategies that will further improve sales and profitability while maintaining our position as a leader in key markets.

•  Played a key role in leading the company’s and industry’s efforts through various regulatory changes, including cross-functional actions to prepare for the DOL Rule.

Dave Hattem

•  Provided leadership for the Law Department’s strategy and activities related to the IPO, including drafting of the registration statement and amendments, obtaining required regulatory approvals and analysis and implementation of related corporate restructuring.

•  Drove company strategy regarding significant regulatory proposals, including tax reform, the DOL Rule and the NAIC and NYDFS cyber initiatives and, as appropriate, developed compliance programs to comport with new rules (particularly the DOL Rule).

•  Provided leadership on the company strategy related to the NYDFS Quinquennial and other regulatory examinations, none of which resulted in any significant adverse findings or enforcement proceedings.

•  Oversaw the creation of the Financial Intelligence Unit within the Law Department, combining the Financial Crimes Office responsible for our anti-money laundering, anti-bribery and sanctions programs and the Financial Security Office responsible for the detection and prevention of external fraud, while providing leadership for the Law Department’s efficiencies efforts and relocation of positions strategy.

•  Served as key advisor to Mr. Pearson regarding the IPO and other strategic initiatives and Management Committee, corporate governance and Board matters.

No specific weight was assigned to any particular factor and all were evaluated in the aggregate to arrive at the recommended STIC Program award for each of the Named Executive Officers. Mr. Malmström and Mr. Hattem each received a percentage of their STIC Program award target that was greater than the Funding Percentage while Mr. Winikoff received a percentage of his STIC Program award target that was less than the Funding Percentage. Mr. Pearson received a STIC Program award equal to approximately 119% of his STIC Program award target.

The following table reflects the 2017 STIC Program award targets and actual STIC Program awards for the EQ Named Executive Officers:

Named Executive Officer	Target Award	Actual Award
Mr. Pearson	$2,128,400	$2,526,000
Mr. Malmström	$800,000	$1,047,248
Mr. Winikoff	$900,000	$936,729
Mr. Hattem	$650,000	$788,119

The STIC Program awards and bonuses earned by the EQ Named Executive Officers in 2017, 2016 and 2015 are reported in the Summary Compensation Table included below.

Equity-Based Awards

The purpose of equity-based awards granted to AXA Equitable Life’s executives in 2017 and prior years was to:

•	align strategic interests of award recipients with those of AXA;

•	provide competitive total compensation opportunities;

•	focus on achievement of long-term strategic business objectives; and

•	attract, motivate and retain top performers.

In 2017 and prior years, annual equity-based awards for executives were available under the umbrella of AXA’s global equity program. Equity-based awards were also granted from time to time to executives outside of AXA’s global equity program as part of a sign-on package or as a retention vehicle. The value of the equity-based awards granted in 2017 and prior years was linked to the performance of AXA’s stock. Prior to the IPO, neither Holdings nor AXA Equitable Life sponsored any equity-based award programs. Following the IPO, Holdings has granted and will continue to grant equity-based awards under the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, as described below under the heading “Post-IPO Compensation Plans”—“Omnibus Equity Plan.”

Annual Awards Process

Annual equity-based awards granted under AXA’s global equity program in 2017 and prior years were subject to the oversight of the AXA Board of Directors, which approved all annual equity programs prior to their implementation and all individual grants. The AXA Board of Directors also set the size of the equity pool each year. The pools were allocated annually among AXA affiliates based on each affiliate’s contribution to AXA’s financial results during the preceding year and with consideration for specific local needs (e.g., market competitiveness, consistency with local practices, group development).

The AXA Board of Directors set the mix of equity-based awards for individual grants, which was standardized through AXA worldwide. Since 2004, there was a decreasing reliance on AXA stock options in equity-based awards. For example, in 2017, equity grants were awarded entirely in AXA performance shares, except for a group of approximately 150 senior executives (including the EQ Named Executive Officers) who continued to receive a portion of their grant in AXA stock options.

Each year, the EQ OCC submitted recommendations to the AXA Board of Directors with respect to annual equity-based awards for executives, taking into account the available equity pool allocation and based on a review of each executive’s potential future contributions, consideration of the importance of retaining the executive in his or her current position and a review of competitive market data relating to equity-based awards for similar positions at peer companies, as described above in the section entitled, “—Use of Competitive Compensation Data.” The AXA Board of Directors approved the individual grants as it deemed appropriate.

Individual Targets

Individual equity-based award targets were initially assigned to each EQ Named Executive Officer other than Mr. Pearson based on evaluations of competitive market data for his position. These individual award targets are reviewed each year and may increase or decrease, but generally remain constant from year to year unless there is a significant change in the level of the EQ Named Executive Officer’s responsibilities or a proven and sustained change in the market compensation for the position. For Mr. Pearson, his equity-based award target was based on his actual award for the prior year.

2017 Annual Award Grants

Each EQ Named Executive Officer received an equity-based award grant on June 21, 2017. These grants involved a mix of two components: (1) AXA stock options granted under the AXA Stock Option Plan for AXA Financial Employees and Associates (the “AXA Stock Option Plan”) and (2) AXA performance shares granted under the 2017 AXA International Performance Shares Plan (the “2017 AXA Performance Shares Plan”).

The awards to the EQ Named Executive Officers were granted using U.S. dollar values. The U.S. dollar values for the EQ Named Executive Officers were allocated between AXA stock options and AXA performance shares in accordance with the mix determined by the AXA Board of Directors. For this purpose, the value of the AXA stock options and AXA performance shares granted were determined using a Black-Scholes pricing methodology which was based on assumptions which differ from the assumptions used in determining an option’s or performance share’s grant date fair value reflected in the Summary Compensation Table which is based on FASB ASC Topic 718.

The amounts granted to the EQ Named Executive Officers were as follows:

Named Executive Officer	AXA Stock Options	AXA Performance Shares
Mr. Pearson	170,004	97,144
Mr. Malmström	53,162	30,377
Mr. Winikoff	56,483	32,276
Mr. Hattem	53,162	30,377

2017 Stock Option Award Grants

The AXA stock options granted to the EQ Named Executive Officers on June 21, 2017 have a 10-year term and a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, provided that the last third will vest on June 21, 2022 only if the AXA ordinary share performs at least as well as the Stoxx Insurance Index (“SXIP Index”) over a specified period of at least three years. This performance condition applies to all of Mr. Pearson’s AXA stock options. The exercise price for the AXA stock options is 23.92 euro, which was the average of the closing prices for the AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017.

In the event of an EQ Named Executive Officer’s retirement, the AXA stock options continue to vest and may be exercised until the end of the term, except in the case of misconduct. Accordingly, since Mr. Hattem and Mr. Pearson are currently eligible to retire, these stock options will not be forfeited due to any service condition.

2017 Performance Share Award Grants

An AXA performance share is a “phantom” share of AXA stock that, once earned and vested, provides the right to receive an AXA ordinary share at the time of payment. Performance shares are granted unearned. Under the 2017 AXA Performance Shares Plan, the number of shares that is earned will be determined at the end of a three-year performance period, starting on January 1, 2017 and ending on December 31, 2019, by multiplying the number of shares granted by a performance percentage that is determined as described below. If no dividend is proposed for payment by the AXA Board of Directors to AXA’s stockholders for 2017 and/or 2018 and/or 2019, the performance percentage for the grant will be divided in half. The AXA performance shares granted to the EQ Named Executive Officers on June 21, 2017 have a cliff vesting schedule of four years.

The performance percentage for the 2017 AXA Performance Shares Plan initially will be determined based: (a) 40% on AXA’s performance with respect to adjusted earnings per share, (b) 50% on AXA Financial R&P Operations’ performance with respect to adjusted earnings and underlying earnings (each weighted 50%) and (c) 10% on AXA’s score on the DJSI World, a Dow Jones sustainability index which tracks the performance of the world’s sustainability leaders. A positive or negative adjustment of 5% will then be made to the performance percentage based on AXA’s relative performance against a selection of its peers with respect to total stockholder return. The components of the performance percentage and their targets were determined by the AXA Board of Directors based on their review of AXA’s strategic objectives, market practices and regulatory changes.

Generally, if performance targets are met, 100% of the AXA performance shares initially granted will be earned. Performance that exceeds the targets results in increases in the number of shares earned, subject to a cap of 130% of the initial number of shares. Performance that falls short of targets results in a decrease in the number of shares earned with a possible forfeiture of all shares. Since AXA uses IFRS as its principal method of accounting, AXA’s adjusted earnings per share and AXA Financial R&P Operations’ adjusted earnings and underlying earnings are calculated using IFRS. Accordingly, they are not measures calculated and presented in accordance with U.S. GAAP.

The settlement of 2017 AXA performance shares will be made in AXA ordinary shares on June 21, 2021. In the case of retirement, a participant is treated as if he or she continued employment until the settlement date. Accordingly, Mr. Hattem and Mr. Pearson will still receive a payout under the 2017 AXA Performance Shares Plan if they choose to retire prior to the end of the vesting period.

Detailed information on the AXA stock option and AXA performance share grants for each of the EQ Named Executive Officers in 2017 is reported in the 2017 Grants of Plan-Based Awards Table included below.

2017 Payouts from Prior Year Awards

In 2017, certain EQ Named Executive Officers received a payout under the 2014 AXA International Performance Shares Plan (the “2014 AXA Performance Shares Plan”). Under the 2014 AXA Performance Shares Plan, 50% of the AXA performance shares granted to a participant had a cliff vesting schedule of three years (first tranche) and the remaining 50% had a cliff vesting schedule of four years (second tranche).

The number of AXA performance shares earned was determined for the first tranche at the end of a two-year performance period starting on January 1, 2014 and ending on December 31, 2015 and for the second tranche at the end of a three-year performance period starting on January 1, 2014 and ending on December 31, 2016, by multiplying the number of AXA performance shares granted for the applicable tranche by a performance percentage determined based on the performance of AXA Group and AXA Financial R&P Operations over the applicable performance period. The performance percentage for the first tranche was 123.77% and the performance percentage for the second tranche was 122.92%.

Detailed information on the payouts of 2014 AXA performance shares in 2017 is reported in the 2017 Option Exercises and Stock Vested Table included below.

Other Compensation and Benefit Programs

AXA Equitable Life believes that a comprehensive benefits program which offers long-term financial support and security for all employees plays a critical role in attracting and retaining high caliber executives.

Accordingly, all AXA Equitable Life employees, including executives, are offered a benefits program that includes group health and disability coverage, group life insurance and various deferred compensation and retirement benefits. In addition, AXA Equitable Life offers certain benefit programs for executives that are not available to non-executive employees. The overall program is periodically reviewed to ensure that the benefits it provides continue to serve business objectives and remain cost-effective and competitive with the programs offered by large diversified financial services companies.

Qualified Retirement Plans

AXA Equitable Life believes that qualified retirement plans encourage long-term service. Accordingly, the following qualified retirement plans are offered to eligible employees, including executives:

AXA Equitable 401(k) Plan (the “401(k) Plan”)

AXA Equitable Life sponsors the 401(k) Plan, a tax-qualified defined contribution plan, for its eligible employees, including executive officers. Eligible employees may contribute to the 401(k) Plan on a before tax, after-tax, or Roth 401(k) basis (or any combination of the foregoing), up to plan and tax law limits. The 401(k) Plan also provides participants with the opportunity to earn a discretionary profit sharing contribution and a company contribution. The discretionary profit sharing contribution for a calendar year is based on company performance for that year and ranges from 0% to 4% of annual eligible compensation (subject to tax law limits). Any contribution for a calendar year is expected to be made in the first quarter of the following year. A profit sharing contribution of 1% of annual eligible compensation was made for the 2017 plan year. The company contribution for a calendar year is based on the following formula and is subject to tax law limits: (i) 2.5% of eligible compensation up to the Social Security Wage Base ($127,200 in 2017) plus, (ii) 5.0% of eligible compensation in excess of the Social Security Wage Base, up to the qualified plan compensation limit ($270,000 in 2017). All of the EQ Named Executive Officers were eligible to participate in the 401(k) Plan for 2017.

AXA Equitable Retirement Plan (the “Retirement Plan”)

AXA Equitable Life sponsors the Retirement Plan, a tax-qualified defined benefit plan for eligible employees which was frozen effective December 31, 2013. The Retirement Plan provides for retirement benefits upon reaching age sixty-five and has provisions for early retirement, death benefits and benefits upon termination of employment for vested participants. It has a three-year cliff-vesting schedule. Mr. Pearson and Mr. Hattem participated in the plan prior to its freeze.

Prior to its freeze, the Retirement Plan provided a cash balance benefit whereby AXA Equitable Life established a notional account in the name of each Retirement Plan participant. The notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security Wage Base plus 10% of eligible compensation above the Social Security Wage Base up to the qualified plan compensation limit. These notional accounts continue to be credited with deemed interest credits.

For certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

Excess Plans

AXA Equitable Life believes that excess plans are an important component of competitive market-based compensation in both its peer group and generally. Accordingly, the following excess plan benefits are offered to eligible AXA Equitable Life employees, including executives:

Excess 401(k) Contributions

AXA Equitable Life provides excess 401(k) contributions for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 10% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit and (ii) voluntary deferrals to the AXA Equitable Life Post-2004 Variable Deferred Compensation Plan for Executives for the applicable year, and are made to accounts established for participants under the AXA Equitable Life Post-2004 Variable Deferred Compensation Plan for Executives. All the EQ Named Executive Officers were eligible to receive excess 401(k) contributions in 2017.

AXA Equitable Excess Retirement Plan (the “Excess Plan”)

AXA Equitable Life sponsors the Excess Plan, a nonqualified defined benefit plan for eligible employees which was frozen effective December 31, 2013. Prior to its freeze, the Excess Plan allowed eligible employees, including Mr. Pearson and Mr. Hattem, to earn retirement benefits in excess of what was permitted under the Code with respect to the Retirement Plan. Specifically, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for certain Code limits.

Voluntary Non-Qualified Deferred Compensation Plans

AXA Equitable Life believes that compensation deferral is a cost-effective method of enhancing the savings of executives. Accordingly, AXA Equitable Life sponsors the following plans:

The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives (the “Post-2004 Plan”)

AXA Equitable Life sponsors the Post-2004 Plan which allows eligible employees to defer the receipt of certain compensation, including base salary and STIC Program awards. The amount deferred is credited to a bookkeeping account established in the participant’s name and participants may choose from a range of nominal investments according to which their accounts rise or decline. Participants annually elect the amount they want to defer, the date on which payment of their deferrals will begin and the form of payment. In addition, as mentioned above, excess 401(k) contributions are made to accounts established for eligible employees under the Post-2004 Plan. All of the EQ Named Executive Officers were eligible to participate in the Post-2004 Plan for 2017.

The AXA Equitable Variable Deferred Compensation Plan for Executives (the “VDCP”)

The VDCP is the predecessor plan to the Post-2004 Plan. Like the Post-2004 Plan, it allowed eligible employees to defer the receipt of compensation. To preserve its grandfathering from the provisions of Internal Revenue Code Section 409A (“Section 409A”), the VDCP was frozen in 2004 so that no amounts earned or vested after 2004 may be deferred under the VDCP. Section 409A imposes stringent requirements which covered nonqualified deferred compensation arrangements must meet to avoid the imposition of additional taxes, including a 20% additional income tax, on the amounts deferred under the arrangements. Mr. Hattem participated in the VDCP prior to its freeze in 2004.

Financial Protection

The AXA Equitable Executive Survivor Benefits Plan (the “ESB Plan”)

AXA Equitable Life sponsors the ESB Plan which offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation and offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. All of the EQ Named Executive Officers were eligible to participate in the ESB Plan for 2017.

For additional information on 401(k) Plan benefits and excess 401(k) contributions for the Named Executive Officers as well as amounts voluntarily deferred by Mr. Hattem under the Post-2004 Plan and the VDCP, see the Summary Compensation Table and Nonqualified Deferred Compensation Table included below. For additional information on Retirement Plan, Excess Plan and ESB Plan benefits for the EQ Named Executive Officers, see the Pension Benefits Table included below.

Severance and Change in Control Benefits

AXA Equitable Life maintains severance pay arrangements to provide temporary income and other severance benefits to all employees following an involuntary termination of employment. Executive officers, including the EQ Named Executive Officers other than Mr. Pearson, are also eligible for additional severance benefits as described below. In addition, AXA Equitable Life offers certain limited change in control benefits to provide a moderate level of protection to employees to help reduce anxiety that may accompany a change in control.

The AXA Equitable Severance Benefit Plan (the “Severance Plan”)

AXA Equitable Life sponsors the Severance Plan to provide severance benefits to eligible employees whose jobs are eliminated for specific defined reasons. The Severance Plan generally bases temporary income payments to eligible employees on length of service or base salary. Payments are capped at the lesser of 52 weeks of base salary and $300,000. To obtain benefits under the Severance Plan, participants must execute a general release and waiver of claims against AXA Equitable Life and affiliates. For executive officers, the general release and waiver of claims typically includes non-competition and non-solicitation provisions.

The AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Severance Plan”)

AXA Equitable Life sponsors the Supplemental Severance Plan for officers at the level of Executive Director or above. The Supplemental Severance Plan is intended solely to supplement, and is not duplicative of, any severance benefits for which an executive may be eligible under the Severance Plan. The Supplemental Severance Plan in effect during 2017 provides that eligible executives will receive, among other benefits:

•	Temporary income payments equal to 52 weeks’ of base salary, reduced by any temporary income payments for which the executive may be eligible under the Severance Plan;

•	Additional temporary income payments equal to the greater of:

•	The most recent short-term incentive compensation award paid to the executive;

•	The average of the three most recent short-term incentive compensation awards paid to the executive; and

•	The annual target short-term incentive compensation award for the executive for the year in which he or she receives notice of job elimination;

•	An additional year of participation in the ESB Plan; and

•

A lump sum payment equal to the sum of: (a) the executive’s short-term incentive compensation for the year in which the executive receives notice of job elimination, pro-rated based on the number of the executive’s full calendar months of service in that year and (b) $40,000.

We amended the Supplemental Severance Plan in connection with the IPO, as described below under the heading “—Post-IPO Compensation Plans—The Supplemental Severance Plan.”

Mr. Pearson’s Employment Agreement

Mr. Pearson waived the right to receive any benefits under the Severance Plan or the Supplemental Severance Plan. Rather, his employment agreement provides that, if his employment is terminated by AXA Equitable Life prior to his attaining age 65 other than for cause or death, or Mr. Pearson resigns for “good reason,” Mr. Pearson will be entitled to certain severance benefits, including (i) severance pay equal to the sum of two years of salary and two times the greatest of: (a) Mr. Pearson’s most recent bonus, (b) the average of Mr. Pearson’s last three bonuses and (c) Mr. Pearson’s target bonus for the year in which termination occurred, (ii) a pro-rated bonus at target for the year of termination and (iii) a lump sum cash payment equal to the additional employer contributions that Mr. Pearson would have received under the 401(k) Plan and its related excess plan for the year of his termination if those plans provided employer contributions on his severance pay and all of his severance pay was paid in that year.

For this purpose, “good reason” includes an assignment of duties materially inconsistent with Mr. Pearson’s duties or authority or a material limitation of Mr. Pearson’s powers, the removal of Mr. Pearson from his positions, AXA Equitable Life requiring Mr. Pearson to be based at an office more than 75 miles from New York City, a diminution of Mr. Pearson’s titles, a material failure by the company to comply with the agreement’s compensation provisions, a failure of the company to secure a written assumption of the agreement by any successor company and a change in control of AXA Financial (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). The severance benefits are contingent upon Mr. Pearson releasing all claims against AXA Equitable Life and its affiliates and his entitlement to severance pay will be discontinued if he provides services for a competitor. Also, in the event of a termination of Mr. Pearson’s employment by AXA Equitable Life without cause or Mr. Pearson’s resignation due to a change in control, Mr. Pearson’s severance benefits will cease after one year if certain performance conditions are not met for each of the two consecutive fiscal years immediately preceding the year of termination.

Mr. Winikoff’s Severance Arrangement

Mr. Winikoff’s severance arrangement with the company provides that, if Mr. Winikoff’s employment is terminated by the company without “cause” or by Mr. Winikoff for “good reason”:

•	any outstanding RSUs granted to Mr. Winikoff would immediately vest and be paid out in cash on their otherwise applicable payment dates and

•

he would be eligible to receive a payment equal to (i) two times the sum of his annual base salary plus his STIC Program award target for the year in which his employment is terminated, reduced by (ii) any severance pay for which he may be otherwise eligible under the Severance Plan or the Supplemental Severance Plan. This payment would be contingent on all other terms and conditions of the Severance Plan and Supplemental Severance Plan, including the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

For this purpose, “good reason” includes: (a) relocation of his position to a work site that is more than 35 miles away from 1290 Avenue of the Americas, New York City, (b) a material reduction in his compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives), (c) a material diminution in his duties, authority or responsibilities and (d) a material change in the lines of reporting such that he no longer reports to the company’s President and Chief Executive Officer.

“Cause” is defined in Mr. Winikoff’s severance arrangement as: (i) failure or refusal to perform his duties or responsibilities, which failure is not cured within 30 days written notice, (ii) gross negligence or misconduct, which gross negligence or misconduct has caused harm or damage to the business, affairs or reputation of AXA Equitable Life or any of its affiliates, (iii) commission of, conviction of, or plea of nolo contedere to, any crime involving moral turpitude or any felony or (iv) breach of the non-solicitation obligations in his severance arrangement, which breach is not cured within 10 days written notice. Pursuant to his severance arrangement, Mr. Winikoff is subject to a one-year post-termination employee non-solicitation covenant.

Change in Control Benefits

Change in control benefits are provided for stock options granted under the Stock Option Plan. Under that plan, if there is a change in control of AXA Financial, all stock options will become immediately exercisable for their term regardless of the otherwise applicable exercise schedule.

Change in control benefits are not provided for performance shares granted under the AXA Performance Share Plan. Although participants forfeit all of their performance shares upon a change in control, a change in control will not be deemed to occur for purposes of the Performance Share Plan unless AXA ceases to own at least 10% of the capital or voting rights of Holdings.

Mr. Pearson’s employment agreement also provides for change in control benefits as described above in “—Mr. Pearson’s Employment Agreement.”

None of the change in control provisions above were triggered by the IPO or will be triggered by this offering.

For additional information on severance and change in control benefits for the Named Executive Officers as of December 31, 2017, see “—Potential Payments Upon Termination of Change in Control” below.

Perquisites

Executive officers receive limited perquisites. Specifically, executive officers may use a car and driver for personal purposes from time to time and may occasionally bring spouses and guests on certain flights otherwise being taken for business reasons. Also, financial planning and tax preparation services are provided to help ensure their peace of mind so that they are not unnecessarily distracted from focusing on the company’s business.

Pursuant to his employment agreement, Mr. Pearson is entitled to unlimited personal use of a car and driver, two business class trips to the United Kingdom per year with his spouse, expatriate tax services, a company car for his personal use, excess liability insurance coverage and repatriation costs.

The incremental costs of perquisites for the EQ Named Executive Officers during 2017 are included in the column entitled “All Other Compensation” in the Summary Compensation Table included below.

Other Compensation Policies

Clawbacks

In the event an individual’s employment is terminated for cause, all AXA stock options granted under the AXA Stock Option Plan held by the individual are forfeited as of the date of termination. In addition, if an individual retires and induces others to leave the employment of an AXA affiliate, misuses confidential information learned while in the employ of an AXA affiliate or otherwise acts in a manner that is substantially detrimental to the business or reputation of any AXA affiliate, all outstanding stock options held by the individual will be forfeited. Following the IPO, Holdings implemented a clawback and forfeiture policy, as described below under “Post-IPO Compensation Policies—Clawbacks.”

Share Ownership Policy

In 2017, Holdings did not have any stock ownership guidelines. Any executives who are subject to AXA’s stock ownership policy as members of AXA’s Management Committee are required to meet AXA’s requirements for holding AXA stock. Those requirements are expressed as a multiple of base salary, with members of AXA’s Management Committee (such as Mr. Pearson) required to hold the equivalent of their base salary multiplied by two. Holdings implemented a stock ownership policy for members of Holdings’ Management Committee and Chief Accounting Officer following the IPO, as described below under “Post-IPO Compensation Policies—Stock Ownership.”

Derivatives Trading and Hedging Policies

The AXA Financial Group’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance to it. To preserve this reputation, all employees of the AXA Financial Group, including executive officers, are subject to the AXA Financial Insider Trading Policy. This policy prohibits, among other items, all short sales of securities of AXA and its publicly-traded subsidiaries (including AB Holding) and any hedging of equity compensation awards (including stock option, performance share or similar awards) or the securities underlying those awards. Members of AXA’s Management Committee must pre-clear with the AXA General Counsel any derivatives transactions with respect to AXA securities and/or the securities of other AXA publicly-traded subsidiaries. Following the IPO, Holdings adopted an insider trading policy prohibiting employees and directors of Holdings from engaging in hedging or pledging with respect to securities of Holdings or its subsidiaries.

Impact of Accounting and Tax Rules

Code Section 162(m) limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years ended prior to the IPO, neither Holdings nor any of its subsidiaries, including AXA Equitable Life, were deemed to be publicly held for purposes of Code Section 162(m). Accordingly, these limitations were not applicable to the executive compensation program described above and were not taken into consideration in making compensation decisions. For 2018 and future years, our Compensation Committee will review and consider the deductibility of executive compensation under Internal Revenue Code Section 162(m), taking into account the changes to Code Section 162(m) effective for taxable years after 2017. However, in light of these changes, it is expected that our Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

AXA Equitable Life’s nonqualified deferred compensation arrangements that are subject to Section 409A are designed to comply with the requirements of Section 409A to avoid additional income taxes.

Accounting and other tax impacts not discussed above are also considered in the design of equity-based award programs.

COMPENSATION DISCUSSION AND ANALYSIS—MR. BERNSTEIN

Compensation Program Overview

The intellectual capital of its employees is collectively the most important asset of AB. AB invests in people—its hires qualified people, trains them, encourages them to give their best thinking to the firm and its clients, and compensates them in a manner designed to motivate, reward and retain them while aligning their interests with the interests of holders of AB Holding Units and AB Units (collectively, the “Unitholders”).

AB structures its executive compensation programs with the intent of enhancing firm-wide and individual performance and Unitholder value.

AB is also focused on ensuring that its compensation practices are competitive with industry peers and provide sufficient potential for wealth creation for its executives and employees generally, which AB believes will enable it to meet the following key compensation goals:

•	attract, motivate and retain highly-qualified executive talent;

•	reward prior year performance;

•	incentivize future performance;

•

recognize and support outstanding individual performance and behaviors that demonstrate and foster AB’s culture of “Relentless Ingenuity,” which includes the core competencies of relentlessness, ingeniousness, collaboration and accountability; and

•	align its executives’ long-term interests with those of Unitholders and clients.

Compensation Elements

AB utilizes a variety of compensation elements to achieve the goals described above, consisting of base salary, annual short-term incentive compensation awards (cash bonuses), a long-term incentive compensation award program, a defined contribution plan and certain other benefits, each of which are discussed below.

Base Salaries

Base salaries comprise a relatively small portion of the total compensation of AB’s executives. AB considers individual experience, responsibilities and tenure with the firm when determining the narrow range of base salaries paid to its executives.

Annual Short-Term Incentive Compensation Awards (Cash Bonuses)

AB provides executives with annual short-term incentive compensation awards in the form of cash bonuses.

AB believes that annual cash bonuses, which generally reflect individual performance and the firm’s current year financial performance, provide a short-term retention mechanism for executives because such bonuses typically are paid during the last week of the year.

Long-Term Incentive Compensation Awards

A substantial portion of long-term incentive compensation awards for executives generally is denominated in restricted AB Holding Units. AB uses this structure to align its executives’ long-term interests directly with the interests of Unitholders and indirectly with the interests of clients, as strong performance for clients generally contributes directly to increases in assets under management and improved financial performance for the firm.

AB believes that annual long-term incentive compensation awards provide a long-term retention mechanism for executives because such awards generally vest ratably over four years.

An award recipient who resigns or is terminated without cause continues to vest in the recipient’s long-term incentive compensation award if the award recipient complies with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition, restrictions on employee and client solicitation, and a claw-back for failing to follow existing risk management policies. As such, for accounting purposes, there is no employee service requirement and awards are fully expensed when granted. As used in this Executive Compensation section, “vest” refers to the time at which the awards are no longer subject to forfeiture for breach of these restrictions or risk management policies, which we discuss further below in “Consideration of Risk Matters in Determining Compensation.”

Prior to vesting, distributions of the restricted AB Holding Units underlying an award are not permitted. Upon vesting, the AB Holding Units underlying an award are distributed unless the award recipient has, in advance, voluntarily elected to defer receipt to future periods. Quarterly cash distributions on vested and unvested restricted AB Holding Units are paid to award recipients when paid to Unitholders generally.

Defined Contribution Plan

U.S. employees of AB, including Mr. Bernstein, are eligible to participate in the Profit Sharing Plan for Employees of AB (as amended and restated as of January 1, 2015 and as further amended as of January 1, 2017, the “Profit Sharing Plan”), a tax-qualified retirement plan. The Compensation Committee of the AB Board of Directors (the “AB Compensation Committee”) determines the amount of company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and the annual company profit sharing contribution, if any).

For 2017, the AB Compensation Committee determined that employee deferral contributions would be matched on a dollar-for-dollar basis up to 5% of eligible compensation and that there would be no profit sharing contribution.

Other Benefits

AB pays the premiums associated with life insurance policies purchased on behalf of its executives.

Overview of Mr. Bernstein’s Compensation

On May 1, 2017, Mr. Bernstein, the General Partner and AB entered into an agreement (the “SB Employment Agreement”) pursuant to which Mr. Bernstein is serving as AB’s President and CEO until May 1, 2020, provided that the term of employment shall automatically extend for one additional year on May 1, 2020 and each anniversary thereafter, unless the SB Employment Agreement is terminated in accordance with its terms (“Employment Term”).

The terms of the SB Employment Agreement were the result of arm’s length negotiations between Mr. Bernstein and senior executives at AXA, AB’s parent company and majority Unitholder. The AB Board of Directors then approved the CEO Employment Agreement after having considered, among other things, the compensation package provided to Mr. Bernstein’s predecessor, the 2016 and 2017 compensation of AB’s other executive officers and Mr. Bernstein’s compensation at his former employer.

Compensation Elements

Base Salary

Mr. Bernstein’s annual base salary under the CEO Employment Agreement is $500,000. This amount is consistent with AB’s policy to keep base salaries of executives and other highly-compensated employees low in relation to total compensation. Any future increase to Mr. Bernstein’s base salary is entirely in the discretion of the AB Compensation Committee.

Cash Bonus

Under the SB Employment Agreement, Mr. Bernstein was entitled to, and received, a cash bonus of $3,000,000 in 2017. During each subsequent year of the Employment Term, he is entitled to be paid a cash bonus at a target level of $3,000,000, subject to review and increase from time to time by the AB Compensation Committee, in its sole discretion.

Restricted AB Holding Units

On May 16, 2017, in connection with the commencement of Mr. Bernstein’s employment, Mr. Bernstein was granted restricted AB Holding Units with a grant date fair value of $3,500,003, or 164,706 restricted AB Holding Units (“SB Sign-On Grant”) which, subject to accelerated vesting upon circumstances described in the SB Employment Agreement, vest ratably on each of the first four anniversaries of May 1, 2017, commencing May 1, 2018, provided, with respect to each installment, Mr. Bernstein continues to be employed by AB on the vesting date. Also, subject to accelerated delivery of the SB Sign-On Grant upon circumstances described in the SB Employment Agreement, the entire SB Sign-On Grant, minus any AB Holding Units withheld to cover applicable taxes, will be delivered to Mr. Bernstein as promptly as possible after May 1, 2021. Mr. Bernstein will receive the cash distributions payable with respect to the unvested portion of the SB Sign-On Grant and the vested but undelivered portion of the SB Sign-On Grant on the same basis as cash distributions are paid to AB Holding Unitholders generally.

Commencing in 2018 and during the remainder of the Employment Term, Mr. Bernstein will be eligible to receive annual equity awards with a grant date fair value of $3,500,000, subject to review and increase from time to time by the AB Compensation Committee in its sole discretion, in accordance with AB’s compensation practices and policies generally applicable to the firm’s executives as in effect from time to time.

A substantial portion of Mr. Bernstein’s 2017 compensation consists of, and his annual compensation throughout the Employment Term will continue to substantially consist of, restricted AB Holding Unit awards. Accordingly, his long-term interests are, and will continue to be, aligned directly with the interests of Unitholders and indirectly with the interests of clients. In this connection, strong performance for clients generally contributes directly to increases in assets under management and improved financial performance for the firm.

Perquisites and Benefits

Under the SB Employment Agreement, Mr. Bernstein is eligible to participate in all benefit plans available to executives and for his safety and accessibility, a company car and driver for personal and business use.

Severance and Change in Control Benefits

The SB Employment Agreement contains severance and change-in-control provisions which are highlighted below and also described in detail under the heading “Potential Payments upon Termination or Change in Control.” We believe that these severance and change-in-control provisions assist in retaining Mr. Bernstein and in the event of a change in control, provide protection to Mr. Bernstein so he is not distracted by personal or financial situations at a time when AB needs him to remain focused on his responsibilities.

If Mr. Bernstein is terminated without cause or resigns for good reason and he signs and does not revoke a waiver and release of claims, he will receive the following:

•	a cash payment equal to the sum of (a) his current base salary and (b) bonus opportunity amount;

•	a pro rata bonus based on actual performance for the fiscal year in which the termination occurs;

•	immediate vesting of any outstanding equity awards;

•	delivery of AB Holding Units in respect of the SB Sign-On Grant (subject to any withholding requirements);

•	monthly payments equal to the cost of COBRA coverage for the COBRA coverage period; and

•	following the COBRA coverage period, access to participation in AB’s medical plans as in effect from time to time at Mr. Bernstein’s (or his spouse’s) sole expense.

If during the 12 months following a change in control, Mr. Bernstein is terminated without cause or resigns for good reason, in addition to the amounts described above, he will receive a cash payment equal to three times the sum of (a) his current base salary and (b) bonus opportunity amount (provided that if the change in control occurs on or after May 1, 2018, the sum is multiplied by two).

In the event of a change in control or in the event that Mr. Bernstein’s employment is terminated because the SB Employment Agreement is not renewed (other than for cause), his SB Sign-On Grant will immediately vest and AB Holding Units in respect of any such award will be delivered by AB to him.

In the event any payments constitute “golden parachute payments” within the meaning of Section 280G of the Code and would be subject to an excise tax imposed by Section 4999, such payments will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Bernstein receiving a higher net-after tax amount than he would receive absent such reduction. If a change in control occurs prior to January 1, 2020, to the extent that payments to Mr. Bernstein would be subject to the excise tax under Section 4999 of the Code, Mr. Bernstein will be entitled to a gross-up payment to ensure that he will retain an amount equal to the excise tax imposed upon the payments, but if the payments do not exceed 110% of the statutory limit imposed by Section 280G of the Code, the payments will be reduced to the maximum amount that does not result in the imposition of such excise tax.

Mr. Bernstein is subject to a confidentiality provision, in addition to covenants with respect to noncompetition during his employment and six months thereafter and non-solicitation of customers and employees for twelve months following his termination of employment.

A change in control is defined as, among other things:

•	AXA Financial and its majority-owned subsidiaries ceasing to control the election of a majority of the AB Board of Directors; or

•	AB Holding, or any successor thereto, ceasing to be a publicly traded entity.

Mr. Bernstein negotiated the severance and change-in-control provisions to have the security and flexibility to focus on the business and preserve the value of his long-term incentive compensation. The AB Board of Directors and AXA determined that these provisions were reasonable and appropriate because they were necessary to recruit and retain Mr. Bernstein and provided Mr. Bernstein with effective incentives for future performance. The AB Board of Directors and AXA determined to limit the applicability of the excise tax gross-up provision since the application of the excise tax is more burdensome on newly hired employees.

The AB Board of Directors and AXA also concluded that the change-in-control and termination provisions in the SB Employment Agreement fit within AB’s overall compensation objectives because these provisions, which align with AB’s goal of providing its executives with effective incentives for future performance, also:

•	permitted AB to recruit and retain a highly-qualified CEO;

•	aligned Mr. Bernstein’s long-term interests with those of AB’s Unitholders and clients;

•	were consistent with AXA’s and the AB Board of Directors’ expectations with respect to the manner in which AB and AB Holding would be operated during Mr. Bernstein’s tenure; and

•

were consistent with the AB Board of Directors’ expectations that Mr. Bernstein would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement for good reason.

The AB Compensation Committee

The AB Compensation Committee has general oversight of compensation and compensation-related matters, including:

•	determining cash bonuses;

•

determining contributions and awards under incentive plans or other compensation arrangements (whether qualified or non-qualified) for employees of AB and its subsidiaries, and amending or terminating such plans or arrangements or any welfare benefit plan or arrangement or making recommendations to the AB Board of Directors with respect to adopting any new incentive compensation plan, including equity-based plans; and

•	reviewing and approving the compensation of the CEO, evaluating his performance, and determining and approving his compensation level based on this evaluation.

Other Compensation-Related Matters

Code Section 162(m) is not applicable to either AB or AB Holding.

POST-IPO EXECUTIVE COMPENSATION INFORMATION

Post-IPO Compensation Philosophy

Executives Employed by AXA Equitable Life

We implemented a comprehensive executive compensation program for AXA Equitable Life executives following the IPO with core principles consistent with the philosophy of AXA Equitable Life’s 2017 executive compensation program. Specifically, our overriding goal is to attract, retain and motivate top performers. To achieve our goal, we foster a pay-for-performance management culture by:

•	providing total target compensation opportunities competitive with the median total compensation available at our primary competitors;

•	making performance-based variable compensation the principal component of executive compensation;

•

setting performance objectives and targets for variable compensation that provide the opportunity to earn above-median compensation by achieving above-target results and that result in below-median compensation for below-target results;

•	establishing equity-based arrangements that ensure a financial stake in the equity value of the Company; and

•	structuring compensation packages and outcomes to foster internal equity.

The primary differences between our executive compensation program following the IPO and AXA Equitable Life’s 2017 executive compensation program are driven by our desire to ensure our executives are fully aligned to the success of Holdings. This includes establishing:

•	performance objectives for variable compensation that reflect the most critical business objectives driving Holdings’ long-term sustainable growth (rather than AXA’s strategy and focus);

•	equity-based arrangements that ensure a financial stake in the equity value of Holdings (rather than AXA); and

•	ownership requirements for executives based on Holdings’ common stock.

We design our plans and policies in accordance with U.S. best practices.

Executives Employed by AB

The compensation of Mr. Bernstein and other executives who are employed by AB continues to be governed by the philosophy, goals and principal components of AB’s executive compensation programs as determined by the AB Board of Directors and the AB Compensation Committee.

Post-IPO Compensation Plans

Short-Term Incentive Compensation Plan

Prior to the IPO, we adopted the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan (the “STIC Plan”). The STIC Plan allows the Compensation Committee or the Board to establish performance goals and other terms and conditions applicable to annual incentive awards for our employees. Awards under the STIC Plan are payable in cash, shares of our common stock or stock-based awards in any form available under our equity incentive plan, or a combination thereof. We may cancel, reduce or require an employee to forfeit any awards granted under the STIC Plan or require an employee to reimburse and disgorge to us any amounts received pursuant to awards granted under the STIC Plan, to the extent permitted or required by applicable law, regulation or policy in effect on or after the effective date of the STIC Plan.

Omnibus Equity Plan

Our board of directors and our stockholders have approved the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, or the “Omnibus Incentive Plan,” which was effective on May 8, 2018, pursuant to which we make grants of long-term equity incentive compensation to our directors, officers, employees and financial professionals. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or “SARs”; dividend equivalents; and other stock-based awards. The Holdings Compensation Committee serves as administrator of the Plan (the “Administrator”).

The Supplemental Severance Plan

Prior to the IPO, we amended and restated the Supplemental Severance Plan to provide benefits for officers at the level of Managing Director or above. As amended, the Supplemental Severance Plan provides that an executive whose job is eliminated unrelated to a change in control is eligible to receive, among other benefits:

•

temporary income payments equal to 52 weeks’ of base salary, reduced by any temporary income payments for which the executive may be eligible under the Severance Plan, provided that members of Holdings’ Management Committee will receive 78 weeks’ of base salary;

•

additional temporary income payments equal to 1.0 times the executive’s bonus (or 1.5 times in the case of a member of Holdings’ Management Committee). For this purpose, the executive’s bonus will be equal to the greatest of:

•	the most recent short-term incentive compensation award paid to the executive;

•	the average of the three most recent short-term incentive compensation awards paid to the executive; and

•	the annual target short-term incentive compensation award for the executive for the year in which he or she receives notice of job elimination;

•

a lump sum payment equal to the sum of: (a) the executive’s short-term incentive compensation for the year in which the executive receives notice of job elimination, pro-rated based on the number of the executive’s full calendar months of service in that year and (b) $40,000; and

•

in the event that the executive receives notice that the executive’s job will be eliminated on any date occurring during the period beginning on January 1 of a calendar year and ending on the date on which short-term incentive compensation awards are paid under the STIC Plan for the prior calendar year, a lump sum payment equal to his or her annual target short-term incentive compensation for the prior year.

In the event of a job elimination related to a change in control, members of Holdings’ Management Committee and certain other key executives are eligible to receive 104 weeks’ of base salary and 2 times their bonus as defined above. A job elimination is deemed to be “related to a change in control” only if it occurs within 12 months after a change in control. For this purpose, the term “job elimination” includes certain voluntary terminations of employment by an executive for “good reason,” which includes:

•	a material diminution of the executive’s duties, authority or responsibilities;

•

a material reduction in the executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives); and

•	a material change in the geographic location of the executive’s position.

For a voluntary termination of employment for “good reason” to be treated as an involuntary termination, the executive must give notice of the existence of the “good reason” condition within 90 days of its initial existence and the Company must not remedy the condition within 30 days of the notice.

The Supplemental Severance Plan continues to supplement, and not be duplicative of, any severance benefits for which an executive may be eligible under the Severance Plan. All provisions of the Severance Plan continue to apply to the Supplemental Severance Plan, including the requirement to execute a general release and waiver of claims. As amended, the Supplemental Severance Plan requires the general release and waiver of claims to include non-competition and non-solicitation provisions.

2018 Short-Term Incentive Compensation Program and Equity-Based Awards

STIC Program

The EQ Named Executive Officers are eligible for an award under the 2018 program under the STIC Plan (the “2018 STIC Program”). The 2018 STIC Program differs from prior programs by:

•	determining funding based solely on the performance of the Company against its targets, rather than a mix of its performance and AXA’s performance; and

•	incorporating performance objectives that reflect the Company’s key performance indicators, rather than objectives based on AXA’s strategy and focus.

The potential funding percentage for the 2018 STIC Program can range from 0% to 200% of target, consistent with peer payout ranges.

Performance objectives and weightings for the 2018 STIC Program are as follows:

Performance Objective	Weighting
Non-GAAP Operating Earnings	50%
Premiums and Flows	25%
Strategic Goals	25%

For this purpose, the “strategic goals” category will focus on the milestones needed to ensure that the Company transitions successfully to a standalone entity such as General Account optimization, IT systems implementations, position relocations and key staffing.

Transaction Incentive Awards

At the time of the IPO, we granted one-time equity-based awards (“Transaction Incentive Awards”) to the Named Executive Officers and certain other employees under the Omnibus Equity Incentive Plan. Each Named Executive Officer received an award value as listed in the table below.

Named Executive Officer	Award Value
Mark Pearson	$3,700,000
Anders Malmström	$1,480,000
Brian Winikoff	$740,000
Dave Hattem	$1,480,000
Seth Bernstein	$740,000

All Transaction Incentive Awards were paid in the form of restricted stock units linked to the value of Holdings’ common stock to further align the interests of our Named Executive Officers with those of our stockholders. The amount of the restricted stock units granted to each Named Executive Officer was determined by dividing the Named Executive Officer’s award value by the IPO price.

Fifty percent of each Named Executive Officer’s restricted stock units will vest based on continued service (the “Service Units’) and fifty percent will vest based on the performance of the Holdings share price (“Performance Units”) as follows:

Type of Units	Vesting Requirements
Service Units	50% of the Service Units will vest on November 14, 2018; 25% of the Service Units will vest on May 14, 2019; and 25% of the Service Units will vest on May 14, 2020.
Performance Units

Condition #1—if, prior to May 14, 2020, the average closing price of the Holdings’ share for thirty consecutive days is at least equal to 130% of the IPO price, all Performance Units will immediately vest;

Condition #2—if Condition #1 is not met but, prior to May 14, 2023, the average closing price of the Holdings’ share for thirty consecutive days is at least equal to 150% of the IPO price, all Performance Units will immediately vest; and

Condition #3—if neither Condition #1 or Condition #2 is met, fifty percent of the Performance Units will vest on May 14, 2023. The remaining 50% of the Performance Units will be forfeited.

Unvested restricted stock units will be forfeited upon termination of employment, except as follows:

Termination Type	Retention
Involuntary Termination (without cause)

A pro-rated portion of the Performance Units based on the participant’s full months of service completed during the five-year period from the date of grant will continue to vest subject to the performance criteria. All other units will be forfeited.

Death	All restricted stock units will be immediately vested.
Disability	All restricted stock units will continue to vest as if the individual continued employment.
Other	All restricted stock units will be forfeited.

Other Equity-Based Awards

Each of the EQ Named Executive Officers also received an equity-based award in 2018 linked to Holdings’ common stock as follows.

Named Executive Officer	Value of Award
Mr. Pearson	$3,850,000
Mr. Malmström	$1,500,000
Mr. Winikoff	$850,000
Mr. Hattem	$1,000,000

The award consisted of three components: (a) Holdings performance shares (50%), (b) Holdings stock options (25%) and (c) Holdings restricted stock units (25%).

To determine the amount of Holdings restricted stock units granted to each EQ Named Executive Officer, the applicable percentage of his total award value was divided by the fair market value of the Holdings’ stock on the grant date. To determine the amount of Holdings stock options granted to each EQ Named Executive Officer, 25% of his total award value was divided by the value of a Holdings stock option on the grant date which was determined using a Black-Scholes pricing methodology based on assumptions which may differ from the assumptions used in determining the option’s grant date fair value based on FASB ASC Topic 718.

The Holdings stock options and restricted stock units will each vest ratably over three years while the Holdings performance shares grants will cliff vest after three years. Holdings performance shares were granted unearned and will be earned over the vesting period based on the Company’s performance against performance objectives based on Relative Total Shareholder Return and Non-GAAP Operating ROE.

Both Holdings performance shares and restricted stock units will receive dividend equivalents with the same vesting schedule as the related shares or units.

2018 Compensation Adjustments and Executive Officer Separation

The following compensation adjustments apply for Mr. Pearson, Mr. Malmström and Mr. Hattem, effective May 14, 2018:

Mr. Pearson	Equity-based award target increased from $2,350,000 to $3,850,000

Mr. Malmström	Salary increase from $660,000 to $710,000 STIC Program award target increased from $800,000 to $1,000,000 Equity-based award target increased from $800,000 to $1,500,000

Mr. Hattem	Salary increase from $609,000 to $700,000 STIC Program award target increased from $650,000 to $750,000 Equity-based award target increased from $750,000 to $1,000,000

On August 13, 2018, Holdings entered into a Confidential Separation Agreement and General Release with Mr. Winikoff pursuant to which Mr. Winikoff will continue his employment through December 31, 2018, upon which he will resign as Senior Vice President and Head of U.S. Life, Retirement and Wealth Management. Following his separation and in exchange for executing another separation agreement and general release, Mr. Winikoff will be eligible to receive the severance benefits provided in the Severance Plan, the Supplemental Severance Plan and Mr. Winikoff’s offer letter, as described herein, as well as an additional payment of $296,415.

Post-IPO Compensation Policies

Clawbacks

Our clawback and forfeiture policy provides that:

•

if the Company is required to prepare an accounting restatement of its financial results due to material noncompliance of the Company with any financial reporting requirement under the securities laws caused by the fraud, misconduct or gross negligence of a current or former executive officer, the Company will use reasonable efforts to recover any incentive compensation paid to the executive officer that would not have been paid if the financial results had been properly reported; and

•

if a current or former executive officer commits fraudulent or other wrongful conduct that causes the Company or its business financial or reputational harm, the Company may seek recovery of performance-based compensation with respect to the period of misconduct.

For this purpose, an “executive officer” includes any officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Currently, this includes the members of Holdings’ Management Committee (“MC Members”) and our Chief Accounting Officer.

Stock Ownership

Our stock ownership policy for the MC Members is as follows:

Executive	Requirement
Holdings’ Chief Executive Officer	6 x base salary
Other MC Members	3 x base salary

For purposes of determining whether the requirements are met, the following are taken into account:

•	Holdings common stock;

•	AB Holding units

•	Restricted Holdings common stock or AB Holdings Units and

•	Restricted stock units linked to Holdings common stock or AB Holding Units that are subject only to service requirements.

The executives are required to retain 75% of any net shares (shares after the payment of taxes and the costs of exercise and commissions for stock options) received as compensation until the applicable requirement is met. Once an executive satisfies the stock ownership guidelines, the executive will not be deemed to have fallen out of compliance solely by reason of a decline in the value of the Holdings common stock or AB Holding units.

Hedging and Pledging

Our insider trading policy prohibits all employees and directors of the Company from engaging in hedging or pledging with respect to securities of Holdings or its subsidiaries.

Treatment of Outstanding AXA Equity-Based Awards

All of the EQ Named Executive Officer’s outstanding equity-based awards linked to AXA’s stock remain subject to their original terms and conditions following the IPO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board did not maintain a compensation committee in 2017 and it did not deliberate regarding executive officer compensation in 2017. During 2017 none of our executive officers served as: (a) a member of the compensation committee of any entity for which a member of our Board served as an executive officer or (b) a director of another entity, an executive officer of which serves as a member of the Board.

CONSIDERATION OF RISK MATTERS IN DETERMINING COMPENSATION

Holdings has considered whether the compensation practices of its subsidiaries are reasonably likely to have a material adverse effect on Holdings and determined that they do not. When conducting the analysis, Holdings considered that AXA Equitable Life’s programs have a number of features that contribute to prudent decision-making and avoid an incentive to take excessive risk. The overall design and metrics of AXA Equitable Life’s incentive compensation program effectively balance performance over time, considering both company earnings and individual results with multi-year vesting and performance periods. AXA Equitable Life’s short-term incentive program further mitigates risk by permitting discretionary adjustments for both funding and granting purposes. Holdings also considered that AXA Equitable Life’s general risk management controls, oversight of programs, award review and governance processes preclude decision-makers from taking excessive risk to achieve targets under the compensation plans.

Holdings also considered that a substantial portion of each long-term incentive compensation award granted to an eligible employee of AB is denominated in AB Holding Units that are not delivered until subsequent years, so the ultimate value that the employee derives from the award depends on the long-term performance of the firm. Denominating a substantial portion of the award in restricted AB Holding Units and deferring their delivery sensitizes employees to risk outcomes and discourages them from taking excessive risks that could lead to a decrease in the value of the AB Holding Units. Furthermore, generally all outstanding long-term incentive compensation awards include a provision permitting AB to “claw-back” the unvested portion of an employee’s long-term incentive compensation award if the AB Compensation Committee determines that (i) the employee failed to follow existing risk management policies and (ii) as a result of the employee’s failure, there has been or reasonably could be expected to be a material adverse impact on AB or the employee’s business unit.

SUMMARY COMPENSATION TABLE

The following table presents the total compensation of our Named Executive Officers for services performed for us for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, except that no information is provided for years prior to 2016 for Mr. Winikoff or for years prior to 2017 for Mr. Bernstein since they were not Named Executive Officers in those years.

The amounts listed in this table as well as all other executive compensation tables reflect all payments made to the EQ Named Executive Officers by AXA Equitable Life even though a portion of these costs may have been reimbursed by certain affiliates pursuant to various service agreements. The total compensation reported in the following table includes items such as salary and non-equity incentive compensation as well as the grant date fair value of equity-based compensation. The equity-based compensation may never become payable or may end up with a value that is substantially different from the value reported here. The amounts in the Total column do not represent “Total Compensation” as described in the Compensation Discussion and Analysis.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Mark Pearson	2017	$1,250,114		$2,067,378	$341,280	$2,526,000	$1,017,919	$370,237	$7,572,928
President and Chief Executive	2016	$1,250,744		$2,010,449	$382,419	$2,164,000	$393,441	$389,201	$6,590,254
Officer	2015	$1,250,744		$1,681,267	$261,309	$2,341,000		$573,100	$6,107,420
Anders Malmström	2017	$658,228		$526,564	$106,722	$1,047,248	$180,070	$330,539	$2,849,371
Senior Executive Vice President and	2016	$658,228		$496,993	$116,089	$850,000	$280,596	$172,895	$2,574,801
Chief Financial Officer	2015	$658,228		$350,014	$61,295	$940,000	$22,125	$165,337	$2,196,999
Brian Winikoff	2017	$737,246		$559,481	$113,389	$936,729	$52,726	$168,155	$2,567,726
Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management for AXA Equitable Life	2016	$332,950		$1,599,925		$900,000		$20,054	$2,852,929
Dave Hattem	2017	$609,333		$646,471	$106,722	$788,119	$578,537	$155,009	$2,884,191
Senior Executive Vice President,	2016	$599,893		$648,443	$123,348	$750,000	$238,250	$134,224	$2,494,158
General Counsel and Secretary	2015	$551,331	$47,596	$429,728	$66,791	$720,000	$16,467	$159,859	$1,991,772
Seth Bernstein	2017	$334,615	$3,000,000	$3,500,003				$148,274	$6,982,892
Chief Executive Officer of AllianceBernstein Corporation
Gérald Harlin	2017
Chairman of the Board and Chief Executive Officer

(1)

For the EQ named executive officers, the amounts in this column reflect actual salary paid in each year. Mr. Bernstein’s annual base salary is $500,000. The salary figure in the table is prorated based on his hire date (May 1, 2017).

(2)

No bonuses were paid to the EQ Named Executive Officers in 2017, 2016 or 2015 except that Mr. Hattem was paid a bonus in May 2015 to compensate him for the loss of AXA stock options due to regulatory and other constraints prohibiting his exercise. Mr. Bernstein was paid a bonus in 2017 consistent with the SB Employment Agreement.

(3)

For Mr. Winikoff, this column reflects the grant date fair value of his sign-on restricted stock unit (“RSU”) grant in 2016. For Mr. Bernstein, this column reflects the grant date fair value of the SB Sign-On Grant. Otherwise, the amounts reported in this column represent the aggregate grant date fair value of AXA performance shares awarded in each year in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 13 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2017. The AXA performance share grants were valued at target which represents the probable outcome at grant date. A maximum payout for the AXA performance share grants, valued at the grant date fair value, would result in values of:

	2017	2016	2015
Mr. Pearson	$2,687,592	$2,613,584	$2,185,653
Mr. Malmström	$684,533	$646,091	$455,027
Mr. Winikoff	$727,326
Mr. Hattem	$840,412	$842,976	$558,656

The 2017 AXA performance share grants, Mr. Winikoff’s sign-on RSU grant and the AB Sign-On Grant are described in more detail below in “—Executive Compensation—Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)

The amounts reported in this column represent the aggregate grant date fair value of AXA stock options awarded in each year in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 13 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2017. The 2017 AXA stock option grants are described in more detail below in “—Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(5)

For the EQ Named Executive Officers, the amounts reported for 2017 are the awards paid in March 2018 to each of the Named Executive Officers based on their 2017 performance. The amounts reported for 2016 are the awards paid in February 2017 to each of the Named Executive Officers based on their 2016 performance. The amounts reported for 2015 are the awards paid in February 2016 to each of the Named Executive Officers based on their 2015 performance.

(6)

The amounts reported represent the increase in the actuarial present value of accumulated pension benefits for the Named Executive Officer. The Named Executive Officers did not have any above-market earnings on non-qualified deferred compensation in 2017, 2016 or 2015. For more information regarding the pension benefits for each Named Executive Officer, see the Pension Benefits as of December 31, 2017 Table below.

(7)	The following table provides additional details for the compensation information found in the All Other Compensation column.

2017 ALL OTHER COMPENSATION TABLE

Name		Auto(a)	Excess Liability Insurance(b)	Financial Advice(c)	401k Plan Contributions(d)	Excess 401(k) Contributions(e)	Other Perquisites/ Benefits(f)	TOTAL
Mark Pearson	2017	$10,246	$8,161	$24,546	$13,020	314,264	—	$370,237
	2016	$11,469	$8,110	$24,220	12,938	332,464	—	$389,201
	2015	$17,874	$8,110	$34,610	16,913	342,264	153,329	$573,100
Anders Malmström	2017	$—	$—	$28,484	$13,020	123,823	$165,212	$330,539
	2016	$333		$25,980	12,938	133,323	$321	$172,895
	2015	$839		$29,190	16,913	109,323	$9,072	$165,337
Brian Winikoff	2017	$—		$17,791	$13,020	136,725	$619	$168,155
	2016	$—	$—	$—	12,938	6,795	$321	20,054
	2015
Dave Hattem	2017	$—	$—	$15,000	$13,020	118,809	$8,180	$155,009
	2016	$51		$—	12,938	114,487	$6,748	134,224
	2015	$6,157		$17,524	16,913	109,558	$9,707	159,859
Seth Bernstein	2017	$146,845					$1,429	$148,274
	2016
	2015

a.

Pursuant to his employment agreement, Mr. Pearson is entitled to the business and personal use of a dedicated car and driver. The personal use of this vehicle for 2017 was valued based on a formula considering the annual lease value of the vehicle, the compensation of the driver and the cost of fuel. Pursuant to his employment agreement, Mr. Bernstein is entitled to a car and driver for his business and personal purposes and this column includes auto lease costs ($10,493) and driver compensation and other auto-related expenses ($136,352).

b.

AXA Equitable Life pays the premiums for excess liability insurance coverage for Mr. Pearson pursuant to his employment agreement. The amounts in this column reflect the actual amount of the premiums paid for each year.

c.

AXA Equitable Life pays for financial planning and tax preparation services for each of the EQ Named Executive Officers. The amounts in this column reflect the actual amounts paid to the service provider for each year.

d.	This column includes the amount of company contributions received by each EQ Named Executive Officer under the 401(k) Plan for 2017.
e.	This column includes the amount of any excess 401(k) contributions made by AXA Equitable Life to the Post-2004 Plan for each EQ Named Executive Officer.
f.	This column includes for 2017:

Mr. Malmström	$157,783—relocation expense of $100,000 and related tax gross-up of $57,783
$7,429—costs related to having a guest accompany him to company events
Mr. Winikoff	$577—cost related to having a guest accompany him to a company event
$41—refund of health insurance premium
Mr. Hattem	$8,042—costs related to having a guest accompany him to company events
Mr. Bernstein	$1,429—life insurance premiums

(8)

Mr. Harlin served as the Chairman of the Board and Chief Executive Officer of Holdings during 2017. Mr. Harlin received no compensation from the Company for his services rendered to Holdings during 2017. Mr. Harlin resigned as Chairman of the Board and Chief Executive Officer of Holdings on November 6, 2017.

2017 GRANTS OF PLAN-BASED AWARDS

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards granted during 2017. No equity awards in respect of Holdings stock were granted in 2017.

2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	OCC Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Mark Pearson			$0	$2,128,400	n/a
	06/21/17	02/15/17				0	170,004	170,004			$26.69	$26.80	$341,280
	06/21/17	02/15/17				0	97,144	126,287					$2,067,378
Anders Malmström			$0	$800,000	n/a
	06/21/17	02/15/17					17,720	17,720		35,442	$26.69	$26.80	$106,722
	06/21/17	02/15/17					30,377	39,490					$526,564
Brian Winikoff			$0	$900,000	n/a
	06/21/17	02/15/17				0	18,827	18,827		37,656	$26.69	$26.80	$113,389
	06/21/17	02/15/17				0	32,276	41,959					$559,481
Dave Hattem			$0	$650,000	n/a
	06/21/17	02/15/17				0	17,720	17,720		35,442	$26.69	$26.80	$106,722
	06/21/17	02/15/17				0	30,377	39,490					$646,471
Seth Bernstein
	05/16/17								164,706				$3,500,003

(1)	For the EQ Named Executive Officers, this column reports the date on which the EQ OCC approved its recommendation of the grants to the AXA Board of Directors.
(2)

For the EQ Named Executive Officers, the target column shows the target award for 2017 under the STIC Program assuming the plan was 100% funded. There is no minimum or maximum award for any participant in this plan. The actual 2017 awards paid to the EQ Named Executive Officers are listed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

(3)

The second row for each EQ Named Executive Officer shows the AXA stock options granted under the AXA Stock Option Plan on June 21, 2017. The third row for each EQ Named Executive Officer shows the AXA performance shares granted under the AXA 2017 Performance Share Plan on June 21, 2017.

(4)	For Mr. Bernstein, this column shows the SB Sign-On Grant.
(5)

The exercise price for the AXA stock options granted on June 21, 2017 is equal to the average of the closing prices for an AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017. For purposes of this table, the exercise price was converted to U.S. dollars using the euro to U.S. dollar exchange rate on June 20, 2017.

(6)

For the EQ Named Executive Officers, the amounts in this column represent the aggregate grant date fair value of the AXA stock options and AXA performance shares granted in 2017 in accordance with FASB ASC Topic 718. The AXA performance share grants were valued at target which represents the probable outcome at grant date. For Mr. Bernstein, the amount in this column represents the grant date fair value of the SB Sign-On Grant.

SUPPLEMENTAL INFORMATION FOR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

2017 Stock Option Award Grants

The AXA stock option awards granted to the EQ Named Executive Officers on June 21, 2017 have a 10-year term and a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, provided that the last third will vest on June 21, 2022 only if the AXA ordinary share performs at least as well as the SXIP Index over a specified period of at least three years. This performance condition applies to all of Mr. Pearson’s options. The exercise price for the options is 23.92 euro, which was the average of the closing prices for the AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017.

In the event of retirement, the AXA stock options continue to vest and may be exercised until the end of the term, except in the case of misconduct. Accordingly, since Messrs. Hattem and Pearson are currently eligible to retire, their AXA stock options will not be forfeited due to any service condition.

2017 Performance Share Award Grants

An AXA performance share is a “phantom” share of AXA that, once earned and vested, provides the right to receive an AXA ordinary share at the time of payment. AXA performance shares are granted unearned. Under the 2017 AXA Performance Shares Plan, the number of shares that is earned is determined at the end of a three-year performance period, starting on January 1, 2017 and ending on December 31, 2019, by multiplying the number of shares granted by a performance percentage that is determined as described below. If no dividend is proposed for payment by the AXA Board of Directors to AXA’s stockholders for 2017 and/or 2018 and/or 2019, the performance percentage for the grant will be divided in half. The AXA performance shares granted to the EQ Named Executive Officers on June 21, 2017 cliff vest after four years.

The performance percentage for the 2017 AXA Performance Shares Plan initially will be determined based: (a) 40% on AXA’s performance with respect to adjusted earnings per share, (b) 50% on AXA Financial R&P Operations’ performance with respect to adjusted earnings and underlying earnings (each weighted 50%) and (c) 10% on AXA’s score on the DJSI World, a Dow Jones sustainability index which tracks the performance of the world’s sustainability leaders. A positive or negative adjustment of 5% will then be made to the performance percentage based on AXA’s relative performance against a selection of its peers with respect to total stockholder return. The components of the performance percentage and their targets are determined by the AXA Board of Directors based on their review of AXA’s strategic objectives, market practices and regulatory changes.

Generally, if performance targets are met, 100% of the AXA performance shares initially granted is earned. Performance that exceeds the targets results in increases in the number of shares earned, subject to a cap of 130% of the initial number of shares. Performance that falls short of targets results in a decrease in the number of shares earned with a possible forfeiture of all shares. Since AXA uses IFRS as its principal method of accounting, AXA’s adjusted earnings per share and AXA Financial R&P Operations’ adjusted earnings and underlying earnings are calculated using IFRS. Accordingly, they are not measures calculated and presented in accordance with U.S. GAAP.

The settlement of 2017 AXA performance shares will be made in AXA ordinary shares on June 21, 2021. In the case of retirement, a participant is treated as if he or she continued employment until the settlement date. Accordingly, Messrs. Hattem and Pearson will still receive a payout if they choose to retire prior to the end of the vesting period.

Mr. Winikoff’s RSUs Grant

On July 5, 2016, Mr. Winikoff received a sign-on grant of 84,611 RSUs in respect of AXA ordinary shares. These RSUs will vest ratably over a four-year period and be paid out in cash within 30 days after the vesting date. 21,153 of these RSUs vested in 2017.

The SB Sign-On Grant

On May 16, 2017, in connection with the commencement of Mr. Bernstein’s employment, Mr. Bernstein was granted restricted AB Holding Units with a grant date fair value of $3,500,003, or 164,706 restricted AB Holding which, subject to accelerated vesting upon circumstances described in the SB Employment Agreement, vest ratably on each of the first four anniversaries of May 1, 2017, commencing May 1, 2018, provided, with respect to each installment, Mr. Bernstein continues to be employed by AB on the vesting date. Also, subject to accelerated delivery of the SB Sign-On Grant upon circumstances described in the SB Employment Agreement, the entire SB Sign-On Grant, minus any AB Holding Units withheld to cover applicable taxes, will be delivered to Mr. Bernstein as promptly as possible after May 1, 2021. Mr. Bernstein will receive the cash distributions payable with respect to the unvested portion of the SB Sign-On Grant and the vested but undelivered portion of the SB Sign-On Grant on the same basis as cash distributions are paid to AB Holding Unitholders generally.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2017

The following table lists outstanding equity grants for each Named Executive Officer as of December 31, 2017. The table includes outstanding equity grants from past years as well as the current year. For the EQ Named Executive Officers, equity grants in 2017 and prior years were awarded in respect of AXA ordinary shares. For Mr. Bernstein, equity grants in 2017 were awarded in respect of AB Holding Units. Prior to the IPO, none of our Named Executive Officers received equity awards in respect of our common stock.

OUTSTANDING EQUITY AWARDS AT 2017 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Pearson			2,936	$33.21	04/01/18	45,418	$1,177,884	286,589	$7,432,485
	34,574			$21.59	06/10/19
	60,500			$21.08	03/19/20
	137,500			$20.63	03/18/21
	116,000			$15.96	03/16/22
	140,000			$17.83	03/22/23
	41,133		82,267	$25.74	03/24/24
			145,458	$26.12	06/19/25
			186,069	$24.00	06/06/26
			170,004	$26.69	06/21/27
Anders Malmström	11,644			$17.83	03/22/23	13,398	$347,468	83,899	$2,175,862
	12,207	12,207	12,206	$25.74	03/24/24
		24,786	12,393	$26.12	06/19/25
		37,656	18,828	$24.00	06/06/26
		35,442	17,720	$26.69	06/21/27
Brian Winikoff		37,656	18,827	$26.69	06/21/27	63,458	$1,645,739	32,276	$837,055
Dave Hattem			2,251	$33.21	04/01/18	12,415	$321,974	85,916	$2,228,171
	11,313	11,313	11,314	$25.74	03/24/24
		24,786	12,393	$26.12	06/19/25
		40,012	20,004	$24.00	06/06/26
		35,442	17,720	$26.69	06/21/27
Seth Bernstein						164,706	$4,125,885

(1)

All AXA stock options have ten-year terms. All AXA stock options granted after 2013 have a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, and all AXA stock options granted in 2008 through 2013 have a vesting schedule of four years, with one-third of the grant vesting on each of the second, third and fourth anniversaries of the grant date; provided that for all these grants the last third will vest only if the AXA ordinary share performs at least as well as the SXIP Index during a specified period (this condition applies to all AXA stock options granted to Mr. Pearson after 2011).

(2)

All AXA stock options have euro exercise prices. All euro exercise prices have been converted to U.S. dollars based on the euro to U.S. dollar exchange rate on the day prior to the grant date. The actual U.S. dollar equivalent of the exercise price will depend on the exchange rate at the date of exercise.

(3)

For all of the EQ Named Executive Officers except Mr. Winikoff, this column reflects earned but unvested AXA performance shares granted in 2014 with a vesting date of March 24, 2018. For Mr. Winikoff, this column reflects the unvested portion of his sign-on RSU grant for 2016. His RSUs will vest ratably over a four-year period and be paid out in cash within 30 days after the vesting date. For Mr. Bernstein, this column reflects his AB Sign-On Grant.

(4)	This column reflects unearned and unvested AXA performance shares granted in 2015, 2016 and 2017 to the EQ Named Executive Officers as follows:

	2015 AXA Performance Shares Vesting 6/19/19	2016 AXA Performance Shares Vesting 6/06/20	2017 AXA Performance Shares Vesting 6/21/21
Mr. Pearson	83,119	106,326	97,144
Mr. Malmström	21,245	32,227	30,377
Mr. Winikoff			32,276
Mr. Hattem	21,245	34,294	30,377

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table summarizes the value received from AXA stock option exercises and stock awards vested during 2017.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mark Pearson	5,874	$31,871	45,734	$1,143,350
Anders Malmström			13,491	$337,275
Brian Winikoff			21,153	$578,133
Dave Hattem	79,364	$999,118	12,501	$312,525
Seth Bernstein

(1)	This column reflects the number of AXA stock options exercised in 2017 by Mr. Pearson and Mr. Hattem.
(2)	All shares acquired upon the option exercises were immediately sold. This column reflects the actual sale price received less the exercise price.
(3)

For Mr. Winikoff, this column reflects the portion of his RSUs that vested in 2017. Otherwise, this column reflects the first tranche of the AXA performance shares earned under the 2014 AXA Performance Shares Plan that vested in 2017.

(4)

The value of the AXA performance shares that vested in 2017 was determined based on the average of the high and low AXA ordinary share price on the vesting date, converted to US dollars using the European Central Bank reference rate on the vesting date.

PENSION BENEFITS AS OF DECEMBER 31, 2017

The following table lists the pension program participation and actuarial present value of each EQ Named Executive Officer’s defined benefit pension at December 31, 2017. Note that Messrs. Malmström and Winikoff did not participate in the Retirement Plan or the Excess Plan since they were not eligible to participate in these plans prior to their freeze. Mr. Bernstein does not have any pension benefits.

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments during the last fiscal year ($)
Mark Pearson	AXA Equitable Retirement Plan	3	$70,739
	AXA Equitable Excess Retirement Plan	3	$702,234
	AXA Equitable Executive Survivor Benefit Plan	23	$4,298,300
Anders Malmström	AXA Equitable Retirement Plan	0	$—
	AXA Equitable Excess Retirement Plan	0	$—
	AXA Equitable Executive Survivor Benefit Plan	6	$511,466
Brian Winikoff	AXA Equitable Retirement Plan	0	$—
	AXA Equitable Excess Retirement Plan	0	$—
	AXA Equitable Executive Survivor Benefit Plan	1	$52,726
Dave Hattem	AXA Equitable Retirement Plan	19	$517,856
	AXA Equitable Excess Retirement Plan	19	$1,074,995
	AXA Equitable Executive Survivor Benefit Plan	24	$2,447,999
Seth Bernstein

(1)

The December 31, 2017 liabilities for the Retirement Plan, the Excess Plan, and the ESB Plan were calculated using the same participant data, plan provisions and actuarial methods and assumptions used for financial reporting purposes, except that a retirement age of 65 is assumed for all calculations. The assumptions used include:

•	a discount rate of 3.40% for the Retirement Plan;

•	a discount rate of 3.32% for the Excess Plan;

•	a discount rate of 3.47% for the ESB Plan; and

•	the RP-2000 mortality table projected on a full generational basis using Scale BB.

(2)

Credited service for purposes of the Retirement Plan and the Excess Plan does not include an executive’s first year of service and does not include any service after the freeze of the plans on December 31, 2013. Pursuant to his employment agreement, Mr. Pearson’s credited service for purposes of the ESB Plan includes approximately 16 years of service with AXA Equitable Life affiliates. However, this additional credited service does not result in any benefit augmentation for Mr. Pearson.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit plan for eligible employees. The Retirement Plan was frozen effective December 31, 2013.

Participants became vested in their benefits under the Retirement Plan after three years of service. Participants are eligible to retire and begin receiving benefits under the Retirement Plan: (a) at age 65 (the “normal retirement date”) or (b) if they are at least age 55 with at least 5 full years of service (an “early retirement date”).

Prior to the freeze, the Retirement Plan provided a cash balance benefit whereby AXA Equitable Life established a notional account for each Retirement Plan participant. This notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security wage base plus 10% of eligible compensation above the Social Security wage base. Eligible compensation included base salary and short-term incentive compensation and was subject to limits imposed by the Internal Revenue Code. These notional accounts continue to be credited with deemed interest credits. For pay credits earned on or after April 1, 2012 up to December 31, 2013, the interest rate is determined annually based on the average discount rates for one-year Treasury Constant Maturities. For pay credits earned prior to April 1, 2012, the annual interest rate is the greater of 4% and a rate derived from the average discount rates for one-year Treasury Constant Maturities. For 2017, pay credits earned prior to April 1, 2012 received an interest crediting rate of 4% while pay credits earned on or after April 1, 2012 received an interest crediting rate of 0.75%.

Participants elect the time and form of payment of their cash balance account after they separate from service. The normal form of payment depends on a participant’s marital status as of the payment commencement date. If the participant is unmarried, the normal form will be a single life annuity. If the participant is married, the normal form will be a 50% joint and survivor annuity. Subject to spousal consent requirements, participants may elect the following optional forms of payment for their cash balance account:

•	Single life annuity;

•	Optional joint and survivor annuity of any whole percentage between 1% and 100%; and

•	Lump sum.

Messrs. Pearson and Hattem are each entitled to a frozen cash balance benefit under the Retirement Plan and are currently eligible for early retirement under the plan.

Note that, for certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

The Excess Plan

The purpose of the Excess Plan, which was frozen as of December 31, 2013 was to allow eligible employees to earn retirement benefits in excess of those permitted under the Retirement Plan. Specifically, the Retirement Plan is subject to rules under the Code that cap both the amount of eligible earnings that may be taken into account for determining benefits under the Retirement Plan and the amount of benefits that the Retirement Plan may pay annually. Prior to the freeze of the Retirement Plan, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for these limits. The Excess Plan is an unfunded plan and no assets are actually set aside in participants’ names.

The Excess Plan was amended effective September 1, 2008 to comply with the provisions of Code Section 409A. Pursuant to the amendment, a participant’s Excess Plan benefits vested after 2005 will generally be paid in a lump sum on the first day of the month following the month in which separation from service provided that payment will be delayed six months for “specified employees” (generally, the fifty most highly-compensated officers of AXA), unless the participant made a special one-time election with respect to the time and form of payment of those benefits by November 14, 2008. Neither Mr. Pearson or Mr. Hattem made a special election. The time and form of payment of Excess Plan benefits that vested prior to 2005 are the same as the time and form of payment of the participant’s Retirement Plan benefits.

The ESB Plan

The ESB Plan offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation (generally, base salary plus the higher of: (a) most recent short-term incentive compensation award and (b) the average of the three highest short-

term incentive compensation awards), subject to an overall $25 million cap. Each level offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. Participants are not required to contribute to the cost of Level 1 or Level 2 coverage but are required to contribute annually to the cost of any options elected under Levels 3 and 4 until age 65.

Level 1 coverage continues after retirement until the participant attains age 65. Levels 2, 3 and 4 coverage continue after retirement until the participant’s death, provided that, for Levels 3 and 4 coverage, all required participant contributions are made.

Level 1

A participant can choose between the following two options at Level 1:

Lump Sum Option—Under the Lump Sum Option, a life insurance policy is purchased on the participant’s life. At the death of the participant, the participant’s beneficiary receives a tax-free lump sum death benefit from the policy. The participant is taxed annually on the value of the life insurance coverage provided.

Survivor Income Option—Upon the participant’s death, the Survivor Income Option provides the participant’s beneficiary with 15 annual payments approximating the value of the Lump Sum Option or a payment equal to the amount of the lump sum. The payments will be taxable but the participant is not subject to annual taxation.

Level 2

At Level 2, a participant can choose among the Lump Sum Option and Survivor Income Option, described above, and the following option:

Surviving Spouse Benefit Option—The Surviving Spouse Benefit Option provides the participant’s spouse with monthly income equal to about 25% of the participant’s monthly compensation (with an offset for social security). The payments are taxable but there is no annual taxation to the participant. The duration of the monthly income depends on the participant’s years of service (with a minimum duration of 5 years).

Levels 3 and 4

At Levels 3 and 4, a participant can choose among the Lump Sum Option and Survivor Income Option, described above and the following option:

Surviving Spouse Income Addition Option—The Surviving Spouse Income Addition Option provides monthly income to the participant’s spouse for life equal to 10% of the participant’s monthly compensation. The payments are taxable but there is no annual taxation to the participant.

NON-QUALIFIED DEFERRED COMPENSATION TABLE AS OF DECEMBER 31, 2017

The following table provides information on: (i) earnings on compensation Mr. Hattem has previously elected to defer and (ii) the excess 401(k) contributions received by the EQ Named Executive Officers in 2017.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mark Pearson	The Post-2004 Variable Deferred Compensation Plan	$314,264	$133,235		$1,508,574
Anders Malmström	The Post-2004 Variable Deferred Compensation Plan	$123,823	$62,319		$452,033
Brian Winikoff	The Post-2004 Variable Deferred Compensation Plan	$136,725	$8,901		$152,421
Dave Hattem	The Post-2004 Variable Deferred Compensation Plan	$118,809	$81,903	$100,722	$755,590
Seth Bernstein	The Variable Deferred Compensation Plan		$146,578		$1,332,200

(1)	The amounts reported in this column are also reported in the “All Other Compensation” column of the 2017 Summary Compensation Table above.
(2)	The amounts reported in this column are not reported in the 2017 Summary Compensation Table.
(3)

The amounts in this column that were previously reported as compensation in the Summary Compensation Table included in AXA Equitable Life’s Forms 10-K for the years ended December 31, 2016, 2015 and December 31, 2014 are:

Mr. Pearson	$1,016,981
Mr. Malmström	$242,646
Mr. Winikoff	$6,795
Mr. Hattem	$339,865

The Post-2004 Plan

The above table reflects the excess 401(k) contributions made by AXA Equitable Life to the EQ Named Executive Officers under the Post-2004 Plan as well as amounts deferred by Mr. Hattem under the plan.

The Post-2004 Plan allows eligible employees to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals are credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name.

Account balances in the Post-2004 Plan are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The Post-2004 Plan currently offers a variety of earnings crediting options which are among those offered by the AXA Premier VIP Trust and EQAT.

Each year, participants in the Post-2004 Plan can elect to make deferrals into an account they have already established under the plan or they may open a new account, provided that they may not allocate any new deferrals into an account if they are scheduled to receive payments from the account in the next calendar year.

When participants establish an account, they must elect the form and timing of payments for that account. They may receive payments of their account balance in a lump sum or in any combination of lump sum and/or annual installments paid over consecutive years. They may elect to commence payments from an account in July or December of any year after the year following the deferral election provided that payments must commence by the first July or December following age 71.

In addition, AXA Equitable Life provides excess 401(k) contributions in the Post-2004 Plan for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 10% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit ($270,000 in 2017) and (ii) voluntary deferrals to the Post-2004 Plan for the applicable year.

The Variable Deferred Compensation Plan for Executives (the “VDCP”)

The above table also reflects amounts deferred by Mr. Hattem under the VDCP. Under the VDCP, eligible employees were permitted to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals were credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name. The VDCP was frozen as of December 31, 2004 so that no amounts earned or vested after 2004 can be deferred under the VDCP.

Account balances in the VDCP that are attributable to deferrals of base salary and short-term incentive compensation are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The VDCP currently offers a variety of earnings crediting options.

Participants in the VDCP could elect to credit their deferrals to in-service or retirement distribution accounts. For retirement accounts, payments may be received in any combination of a lump sum and/or annual installments paid in consecutive years. Payments may begin in any January or July following the participant’s termination date, but they must begin by either the first January or the first July following the later of: (a) the participant’s attainment of age 65 and (b) the date that is thirteen months following the participant’s termination date. For in-service accounts, payments are made to the participant in December of the year elected by the participant in a lump sum or in up to five annual installments over consecutive years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL—EQ NAMED EXECUTIVE OFFICERS

The tables below and the accompanying text present the hypothetical payments and benefits that would have been payable if the EQ Named Executive Officers terminated employment, or a change-in-control of AXA Financial occurred on December 31, 2017 (the “Trigger Date”) and uses the closing price of the AXA ordinary share on December 29, 2017, converted to U.S. dollars where applicable.

The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described.

Retirement

The only EQ Named Executive Officers eligible to retire on the Trigger Date were Mr. Pearson and Mr. Hattem. They would have been entitled to the following payments and benefits if they retired on the Trigger Date. For this purpose, “retirement” means termination of service on or after the normal retirement date or any early retirement date under the Retirement Plan.

Short-Term Incentive Compensation: Mr. Pearson and Mr. Hattem would have received short-term incentive compensation awards for 2017 under the Retiree Short-Term Incentive Compensation Program in the following amounts:

Mr. Pearson	$2,128,400
Mr. Hattem	$650,000

Stock Options: All AXA stock options granted to Mr. Pearson and Mr. Hattem would have continued to vest and be exercisable until their expiration date, except in the case of misconduct (for which the options would be forfeited). The value at the Trigger Date of the AXA stock options that would have vested after 2017 for each of Messrs. Pearson and Hattem are:

Mr. Pearson	$1,814,269
Mr. Hattem	$539,584

Performance Shares: Mr. Pearson and Mr. Hattem would have been treated as if they continued in the employ of the company until the end of the vesting period for purposes of their AXA performance share awards. Accordingly, they would have received AXA Performance Share Plan payouts at the same time and in the same amounts as they would have received such payouts if they had not retired. The estimated values of those payouts at the Trigger Date assuming target performance are:

Mr. Pearson	$9,848,883
Mr. Hattem	$2,916,958

Retirement Benefits: Mr. Pearson and Mr. Hattem would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above.

Medical Benefits: Mr. Pearson and Mr. Hattem would have been entitled to access to retiree medical coverage without any company subsidy.

ESB Plan: Mr. Pearson and Mr. Hattem would have been entitled to continuation of their participation in the ESB Plan described above.

Voluntary Termination Other Than Retirement

Mr. Malmström

If Mr. Malmström had voluntarily terminated employment on the Trigger Date:

Short-Term Incentive Compensation: He would not have been entitled to a STIC Program award for 2017.

Stock Options: All vested and unvested AXA stock options granted to him would have been forfeited on his termination date.

Performance Shares: He would have forfeited all AXA performance shares on his termination date.

Retirement Benefits: He would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above, except that he would no longer be entitled to any benefits under the ESB Plan.

Mr. Winikoff

If Mr. Winikoff had voluntarily terminated on the Trigger Date for “good reason:”

•

any outstanding RSUs granted to Mr. Winikoff would have immediately vested and been paid out in cash on their otherwise applicable payment dates (estimated value at the Trigger Date of $1,882,462); and

•

he would have been eligible to receive a payment of $2,380,000 (equal to two times his annual base salary plus his STIC Program award target for 2017). This payment would have been contingent on the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

For this purpose, “good reason” includes: (a) relocation of his position to a work site that is more than 35 miles away from 1290 Avenue of the Americas, New York City, (b) a material reduction in his compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives), (c) a material diminution in his duties, authority or responsibilities and (d) a material change in the lines of reporting such that he no longer reports to the company’s President and Chief Executive Officer.

Regardless of whether the voluntary termination was for “good reason,” Mr. Winikoff would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above, except that he would no longer be entitled to any benefits under the ESB Plan.

Mr. Pearson

If Mr. Pearson had voluntarily terminated on the Trigger Date for “good reason” as described below, he would have been entitled to: (i) temporary income payments equal to the sum of two years of salary and two times the greatest of: (a) Mr. Pearson’s most recent STIC Program award, (b) the average of Mr. Pearson’s last three STIC Program awards and (c) Mr. Pearson’s target STIC Program award for the year in which termination occurred; (ii) a pro-rated STIC Program award at target for the year of termination; and (iii) a cash payment equal to the additional employer contributions that Mr. Pearson would have received under the 401(k) Plan and its related excess plan for the year of his termination if those plans provided employer contributions on his temporary income payments and all of his temporary income payments were paid in that year.

For this purpose, “good reason” includes a material reduction in Mr. Pearson’s duties or authority, the removal of Mr. Pearson from his positions, AXA Equitable Life requiring Mr. Pearson to be based at an office more than 75 miles from New York City, a diminution of Mr. Pearson’s titles, a material failure by the company to comply with the agreement’s compensation provisions, a failure of the company to secure a written assumption of the agreement by any successor company and a change in control of AXA Financial (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). The severance benefits are contingent upon Mr. Pearson releasing all claims against AXA Equitable Life and its affiliates and his entitlement to severance pay will be discontinued if he provides services for a competitor. Also, in the event of a termination of Mr. Pearson’s employment by AXA Equitable Life without cause or Mr. Pearson’s resignation due to a change in control, Mr. Pearson’s severance benefits will cease after one year if certain performance conditions are not met for each of the two consecutive fiscal years immediately preceding the year of termination.

Mr. Pearson would have received the following amounts if he had voluntarily terminated for good reason on the Trigger Date and released all claims against AXA Equitable Life and its affiliates:

Temporary Income Payments	$7,133,333
Pro-Rated Bonus	$2,128,400
Cash Payment	$713,333

In addition, because Mr. Pearson was eligible to retire on the Trigger Date, he would have been eligible for the retirement benefits described above, regardless of whether he terminated for good reason.

Mr. Hattem

Because Mr. Hattem was eligible to retire on the Trigger Date, he would have been eligible for the retirement benefits described above.

Death

If the EQ Named Executive Officers had terminated employment due to death on the Trigger Date:

Short-Term Incentive Compensation: The EQ Named Executive Officers’ estates would not have been entitled to any STIC Program awards for 2017.

Stock Options: All AXA stock options would have immediately vested and would have continued to be exercisable until the earlier of their expiration date and the six-month anniversary of the date of death. The estimated values of the AXA stock options with accelerated vesting are:

Mr. Pearson	$1,814,269
Mr. Malmström	$528,852
Mr. Winikoff	$55,208
Mr. Hattem	$539,584

Performance Shares: The total number of AXA performance shares granted in 2015, 2016 and 2017 would have been multiplied by an assumed performance factor of 1.3 and the second tranche of the performance shares granted in 2014 would have been multiplied by the actual performance factor for that tranche. The performance shares would have been paid in AXA ordinary shares to the executive’s heirs within 90 days following death. The estimated values of those payouts are:

Mr. Pearson	$12,399,355
Mr. Malmström	$3,632,936
Mr. Winikoff	$1,244,695
Mr. Hattem	$3,681,560

Restricted Stock Units: Mr. Winikoff’s RSUs would have immediately vested in full for an estimated value of $1,882,462.

Retirement Benefits: The executives’ heirs would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above.

Involuntary Termination Without Cause

EQ Named Executive Officers Other than Mr. Pearson

The EQ Named Executive Officers, excluding Mr. Pearson, would have been eligible for severance benefits under the Severance Benefit Plan, as supplemented by the Supplemental Severance Plan (collectively, the “Severance Plan”), if an involuntary termination of employment had occurred on the Trigger Date that satisfied the conditions in the Severance Plan. To receive benefits, the executives would have been required to sign a separation agreement including a release of all claims against AXA Equitable Life and its affiliates and non-solicitation provisions.

The severance benefits would have included:

•	temporary income payments equal to 52 weeks’ of base salary;

•

additional temporary income payments equal to the greater of: (i) the most recent STIC Program award paid to the executive, (ii) the average of the three most recent STIC Program awards paid to the executive or (iii) the executive’s target STIC Program award for 2017;

•	a lump sum payment equal to the sum of: (i) the executive’s target STIC Program award for 2017 and (ii) $40,000; and

•	one year’s continued participation in the ESB Plan.

The EQ Named Executive Officers would have had a one-year severance period. If an EQ Named Executive Officer would have been eligible to retire prior to the end of the severance period, all AXA stock options granted to him would have continued to vest and be exercisable until their expiration date, except in the case of misconduct (for which the options would be forfeited). Also, the EQ Named Executive Officer would have been treated as if he continued in the employ of AXA Equitable Life until the end of the vesting period for his AXA performance shares.

In addition to the above, Mr. Winikoff would have received the following:

•	the immediately vesting of his outstanding RSUs for an estimated value of $1,882,462 and

•

a payment equal to (i) two times his annual base salary plus his STIC Program award target for 2017, reduced by (ii) any severance pay for which he would otherwise eligible under the Severance Plan or the Supplemental Severance Plan. This payment would be contingent on all other terms and conditions of the Severance Plan and Supplemental Severance Plan, including the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

The following table lists the payments that the EQ Named Executive Officers would have received if they were involuntarily terminated under the Severance Plan on the Trigger Date as well as the implications for their AXA stock option and AXA performance share awards:

	Temporary Income Payments	Lump Sum Payment	AXA Stock Options	AXA Performance Shares
Mr. Malmström	$1,505,946	$840,000	Options would continue to be exercisable and vest until the earlier of their expiration date and 30 days after the end of the one-year severance period.	Forfeited
Mr. Winikoff	$1,635,596	$2,584,404	Options would continue to be exercisable and vest until the earlier of their expiration date and 30 days after the end of the one-year severance period.	Forfeited
Mr. Hattem	$1,355,351	$690,000	Continued vesting in all options and ability to exercise the options through expiration date.	Would receive payouts in the same time and in the same amounts as if he had continued to be employed.

Mr. Pearson

Under Mr. Pearson’s employment agreement, he waived any right to participate in the Severance Plan. Rather, if Mr. Pearson’s employment had been terminated without “cause” on the Trigger Date, he would have been entitled to the same benefits as termination for good reason as described above, subject to the same conditions. “Cause” is defined in Mr. Pearson’s employment agreement as: (i) willful failure to perform substantially his duties after reasonable notice of his failure, (ii) willful misconduct that is materially injurious to the company, (iii) conviction of, or plea of nolo contedere to, a felony or (iv) willful breach of any written covenant or agreement with the company to not disclose information pertaining to them or to not compete or interfere with the company.

Change-in-Control

With the exception of Mr. Pearson, none of the EQ Named Executive Officers are entitled to any special benefits upon a change-in-control of AXA Financial other than the benefits provided for all AXA stock options granted under the AXA Stock Option Plan. For those options, if there is a change in control of AXA Financial, all unvested options will become immediately exercisable for their term regardless of the otherwise applicable exercise schedule. The value of the AXA stock options that would have immediately vested for each EQ Named Executive Officer is:

Mr. Pearson	$1,814,269
Mr. Malmström	$528,852
Mr. Winikoff	$55,208
Mr. Hattem	$539,584

As mentioned above, Mr. Pearson’s employment agreement provides that “good reason” includes Mr. Pearson’s termination of employment in the event of a change in control (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). Accordingly, Mr. Pearson would have been entitled to the benefits described above for a voluntary termination for good reason, subject to the same conditions. For this purpose, a change in control includes: (a) any person becoming the beneficial owner of more than 50% of the voting stock of AXA Financial, (b) AXA and its affiliates ceasing to control the election of a majority of the AXA Financial Board of Directors and (c) approval by AXA Financial’s stock holders of a reorganization, merger or consolidation or sale of all or substantially all of the assets of AXA Financial unless AXA and its affiliates owned directly or indirectly more than 50% of voting power of the company resulting from such transaction.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL—MR. BERNSTEIN

Estimated payments and benefits to which Mr. Bernstein would have been entitled upon a change in control of AB or the specified qualifying events of termination of employments as of the Trigger Date, using the closing price of an AB Holding Unit on December 29, 2017, are as follows:

Change in Control

Cash	Equity	Other Benefits	Total
	$$4,125,885		$$4,125,885

Termination Due to Non-Extension of Employment Term

Cash	Equity	Other Benefits	Total
	$$4,125,885		$$4,125,885

Termination by Mr. Bernstein for Good Reason or by AB other than for Cause

Cash	Equity	Other Benefits	Total
$3,500,000	$4,125,885	$13,610	$7,639,495

Death or Disability

Cash	Equity	Other Benefits	Total
	$$4,125,885	$13,610	$4,139,495

Termination by Mr. Bernstein for Good Reason or by AB without cause prior to May 1, 2018 and within 12 months of a change in control

Cash	Equity	Other Benefits	Total
$10,500,000	$4,125,885	$13,610	$14,639,495

2017 DIRECTOR COMPENSATION

In 2017, the following individuals served as directors of Holdings: Thomas Buberl, the Chief Executive Officer of AXA, George Stansfield, the Deputy Chief Executive Officer of AXA, and Messrs. Harlin, Pearson and Malmström. Mr. Buberl, Mr. Stansfield and Mr. Harlin were not compensated by the Company in respect of their services as directors of Holdings.

Mr. Stansfield received $231,870 in compensation during 2017 for services provided to AXA Financial. All of the compensation paid to Messrs. Pearson and Malmström is fully reflected in the Summary Compensation Table above.

The directors of Holdings are the individuals listed above under the heading “Management—Directors.”

Changes to Director Compensation in Connection with the IPO

We implemented a non-officer director compensation program following the IPO, including a mix of cash and equity compensation as well as certain benefits.

Cash Retainers and Equity-Based Award

Compensation Item	Amount
Cash Retainer	$100,000 paid quarterly
Equity Award	$150,000 annual stock grant with no vesting restrictions ($105,000 for 2018)
Committee Chair Retainers	Audit Committee: $30,000
Compensation Committee: $25,000
Nominating & Governance Committee: $20,000
Finance & Risk Committee: $20,000

Benefits

Benefits provided to the non-officer directors include:

•	a matching gift program, up to $2,000 per year;

•	business travel accident insurance up to four times annual compensation, subject to certain maximums; and

•

reimbursement of costs for attending director education programs offered by third parties, including related reasonable travel and lodging expenses, up to a maximum amount of $5,000 per director each calendar year.

Stock Ownership

We implemented a stock ownership policy under which our non-officer directors are required to hold five times the value of their annual cash retainer in Holdings stock and/or AB Holding Units. The directors are required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.

VI. COMPENSATION PLANS

The Plan is a non-qualified stock purchase plan pursuant to which eligible financial professionals and employees of the Company may make monthly purchases of Common Stock. There are approximately 3,300 financial professionals and approximately 4,200 employees of the Company eligible to participate in the Plan. Participation in the Plan is voluntary. See “—Brief Description of the Plan” for a description of the material features of the Plan.

The benefits to be received under the Plan are not determinable because participation is voluntary and the amounts of future purchases are based on elective contributions. No shares of Common Stock have been issued with respect to the eight million shares of Common Stock reserved for issuance under the Plan.

VII. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

None of EQH’s directors or officers at any time since the beginning of the last fiscal year has any substantial interest, direct or indirect, by security holdings or otherwise, in the adoption of the Plan that is not shared by all other holders of Common Stock, other than, in the case of officers, gaining the ability to purchase shares under the Plan and receive a matching contribution from EQH (the same benefit received by all participants in the Plan).

Our Board and the holder of a majority of the outstanding shares of the Common Stock approved the adoption of the Plan on September 21, 2018 and November 1, 2018, respectively. No other security holder entitled to vote at a stockholders’ meeting or by written consent has submitted to EQH any proposal for consideration by EQH or its Board.

VIII. DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of such stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered. Stockholders may address requests regarding delivery of information statements by contacting us at the address or phone number noted below.

AXA Equitable Holdings, Inc., Attn: Corporate Secretary, 1290 Avenue of the Americas, New York, New York 10104, (212) 554-1234.

IX. ADDITIONAL INFORMATION

EQH files annual, quarterly and current reports and other information with the SEC. EQH’s filings with the SEC are available to the public at the web site maintained by the SEC at http://www.sec.gov. Those filings are also available to the public on our corporate website at ir.axaequitableholdings.com.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson
Mark Pearson
President and Chief Executive Officer

APPENDIX A. AXA Equitable Holdings, Inc. Stock Purchase Plan

AXA Equitable Holdings, Inc. Stock Purchase Plan

Effective as of [XX], 2018

Section 1. Purpose

The purpose of The AXA Equitable Holdings, Inc. Stock Purchase Plan (the “Plan”) is to encourage and facilitate equity ownership of AXA Equitable Holdings, Inc. (the “Company”) by participants by providing a continuous opportunity to purchase shares of the Company’s common stock. The Plan was originally adopted effective as of [XX], 2018.

Section 2. Definitions

Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)

“Active” means actively performing services. For this purpose, an Agent or Employee is active if he or she is on short-term disability, military or family leave, but is not active if he or she is retired, on LTD Status, Severance Status or unpaid leave.

(b)	“Affiliate” means each of the Company’s and AXA S.A.’s direct or indirect majority-owned subsidiaries.

(c)

“Agent” means all Active financial professionals classified as full-time life insurance salespersons by an                Employer who are exclusive agents of an Employer or derive more than 50% of their annual income from or one or more Employers.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Company” means AXA Equitable Holdings, Inc., a Delaware corporation.

(f)	“Compensation” means compensation as determined under the AXA Equitable 401(k) Plan.

(g)	“Custodian” means Morgan Stanley Smith Barney or such other entity appointed by the Plan Administrator.

(h)

“Employees” means all Active, part-time benefits-eligible or full-time benefits-eligible common-law employees of an Employer. For this purpose, an Employee includes an Active, full-time common-law employee of an Affiliate who performs services for an Employer pursuant to an expatriate arrangement and an Active, full-time common-law employee of an Employer who performs services for AXA S.A. pursuant to an expatriate arrangement, provided in each case that the employee receives a regular paycheck from an Employer.

(i)	“Employer” means the Company and any of its wholly-owned subsidiaries.

(j)	“Employer Matching Contributions” means amounts contributed by an Employer pursuant to Section 5.3.

(k)

“Individual Account” means a separate account or accounts maintained by the Custodian for each Participant to which shall be credited the amount of any Payroll Contributions made by or on behalf of the Participant, and the number of Shares that are purchased on such Participant’s behalf, pursuant to the terms of the Plan.

(l)	“LTD Status” means long-term disability status, as determined in accordance with the otherwise applicable plans or policies of the applicable Employer.

(m)	“Participant” means an Agent or Employee who has enrolled in the Plan pursuant to Section 5.1.

(n)	“Payroll Contributions” means a Participant’s after-tax payroll contributions to his/her Individual Account pursuant to Section 5.2.

(o)	“Plan Administrator” means the Compensation Committee of the Board.

(p)	“Plan Year” means a period of twelve months commencing on January 1 and ending on the next December 31 except that the 2018 Plan Year shall begin on [XX], 2018 and shall end on December 31, 2018.

(q)	“Purchase Date” means the last Trading Day of each month or any other Trading Day designated by the Plan Administrator on which Shares will be purchased under the Plan.

(r)

“Purchase Funds” means the Payroll Contributions in the Individual’s Account as of the close of the third business day immediately preceding a Purchase Date or such other date as determined by the Plan Administrator and their related Employer Matching Contributions.

(s)

“Severance Status” means severance status as determined in accordance with the otherwise applicable plans or policies of the applicable Employer. Individuals whose jobs are eliminated under the AXA Equitable Severance Benefit Plan will be deemed to be in Severance Status as of their job elimination date as defined in that plan.

(t)	“Shares” means shares of the Company’s common stock, par value $0.01 per share, traded on the New York Stock Exchange.

(u)	“Trading Day” means any day on which the New York Stock Exchange is open for trading other than a day on which the trading session is scheduled to close before the normal weekday closing time.

Section 3. Administration

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make, amend and rescind rules and regulations for the administration of the Plan and make all other determinations necessary or advisable regarding the Plan. The Plan Administrator may delegate its authority and powers under the Plan to any Employee or group of Employees and, unless otherwise determined by the Plan Administrator, the compensation and benefits team reporting to the Chief Human Resources Officer of AXA Equitable Life Insurance Company shall have all authority and powers of the Plan Administrator other than those provided in Section 8.4 of the Plan. All interpretations and determinations made by the Plan Administrator or its delegate shall be final and binding on all parties who have an interest in the Plan and their legal representatives and beneficiaries. The Plan Administrator’s and its delegate’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

Section 4. Eligibility

4.1 General Rule. All Agents and Employees shall be eligible to participate in the Plan.

Section 5. Purchases

5.1 Participation. An Agent or Employee may participate in the Plan by completing a paper or online enrollment form or satisfying such other conditions and procedures as the Plan Administrator or an Employer shall establish from time to time.

5.2 Payroll Contributions. A Participant may make Payroll Contributions by authorizing a deduction of a whole percentage from 1% to 100% of the Participant’s after-tax Compensation in each paycheck from an Employer into his or her Individual Account in accordance with the otherwise applicable policies and procedures of the Participant’s Employer, the Company and the Plan. Any election to authorize Payroll Contributions shall be effective as soon as administratively practicable after the date on which the Participant enrolls. The Payroll Contributions authorized by the Participant shall continue until the Participant changes his or her Payroll Contributions pursuant to Section 6.1 or ceases to be an Employee or Agent under Section 7.1.

5.3 Employer Matching Contributions. A Participant’s Employer shall make Employer Matching Contributions in U.S. dollars equal to 15% of the Participant’s Payroll Contributions, which shall be used to purchase Shares, provided that the total Employer Matching Contributions for any Participant for a Plan Year

shall not exceed $3,750 and further provided that the total Employer Matching Contributions for any Participant for the 2018 Plan Year shall not exceed the excess of $3,750 over any matching contribution received by the Participant in 2018 under the AXA Financial Stock Purchase Plan (the “AXF Plan”).

5.4 Mandatory Six-Month Holding Period. All Shares purchased under the Plan may not be sold or transferred by a Participant or his or her heirs until the earlier of: (a) six months from the applicable Purchase Date and (b) such Participant’s death.

5.5 Purchase of Shares. On each Purchase Date, the Custodian will purchase whole Shares for each Participant in the open market using the Purchase Funds, unless the Plan Administrator shall otherwise determine prior to the Purchase Date. The Participant’s Individual Account shall be credited with the number of whole Shares purchased on his or her behalf and shall be charged for the amount allocated to such purchase.

5.6 Purchase Limit. Notwithstanding anything in the Plan to the contrary, the amount of a Participant’s Payroll Contributions for a Plan Year that are eligible to be used to purchase Shares under the Plan (“Eligible Contributions”) shall not exceed $50,000; provided that, for the 2018 Plan Year, the amount of a Participant’s Eligible Contributions shall not exceed the excess of $67,000 over the amount of the participant’s contributions under the AXF Plan for 2018.

5.7 Number of Shares; Term. Notwithstanding anything in the Plan to the contrary, and subject to Section 10.3, a total of 8 million Shares is reserved for purchase under this Plan. The Shares purchased under the Plan may be newly-issued Shares, treasury Shares or Shares acquired in the open market. If the Shares are newly-issued or treasury Shares, the purchase price shall be the average of the closing sale prices per share of Common Stock on the New York Stock Exchange for the last five trading days preceding the Purchase Date, or such other price as determined by the Plan Administrator in its sole discretion. The Shares must be purchased prior to September 21, 2028.

Section 6. Payroll Contribution Changes and Withdrawals

6.1 Payroll Contribution Changes. A Participant may increase, decrease or stop the Participant’s Payroll Contributions to the Plan in accordance with policies and procedures of the Participant’s Employer and such requirements as the Plan Administrator shall determine. Any such increase, decrease or cessation of Payroll Contributions shall take effect as soon as administratively practicable.

6.2 Withdrawals. Subject to Section 5.4, a Participant may at any time (subject to such notice or other requirements as the Plan Administrator may from time to time prescribe), and for any reason, withdraw all or any portion of the Shares, if any, in the Participant’s Individual Account. A Participant may not withdraw any cash in the Participant’s Individual Account while the Participant is an Agent or Employee and may withdraw any such cash thereafter subject to such notice or other requirements as the Plan Administrator may from time to time prescribe.

Section 7. Termination of Agent or Employee Status

7.1 Status Changes. In the event that a Participant ceases to be an Agent or Employee, no further Payroll Contributions by such Participant shall be permitted and no further purchases shall be made on behalf of the Participant under the Plan, as soon as administratively practicable after the Participant’s change in status.

7.2 Participant Account. Subject to Section 5.4, upon termination of Agent or Employee status, a Participant that does not withdraw the entire balance of his or her Individual Account may be required to pay any fees associated with maintaining his or her Individual Account. Alternatively, the Company may instruct the Custodian to distribute the entire balance of the Participant’s Individual Account to the Participant.

Section 8. Miscellaneous Provisions

8.1 Withholding. An Employer may make such provisions and take such action as it may deem necessary or appropriate for the withholding or reporting of any taxes which the Employer is required by law or regulation of any governmental authority, whether foreign, federal, state or local, to withhold in connection with the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to a Participant.

8.2 Rights Not Transferable. Rights under the Plan are not transferable by a Participant.

8.3 Adjustments in Capitalization; Mergers. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change affecting the Shares, (a) Shares credited to each Participant’s Individual Account shall be adjusted in the same manner as all other outstanding Shares in connection with such event, and (b) the Plan Administrator shall determine the kind of stock which may be acquired under the Plan after such event, and the determination of the Plan Administrator shall be conclusive. Except as otherwise determined by the Board or a committee thereof, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate upon the occurrence of such event and all Shares, other securities and cash, if any, in the Individual Accounts of Participants shall be distributed pursuant to Section 7.2 as soon as administratively practicable.

8.4 Amendment of the Plan. The Plan Administrator may at any time, and from time to time, amend or modify the Plan in any respect, provided, however, no amendment, modification, or termination of the Plan shall in any manner adversely affect any cash or Shares in the Participant’s Individual Account, without the consent of the Participant, unless such amendment or modification is required by law. The Plan shall terminate at any time at the discretion of the Plan Administrator. Upon termination of the Plan, all Shares and cash, if any, in the Individual Accounts of Participants shall be distributed to each Participant pursuant to Sections 6.2 or Section 7.2 as soon as practicable.

8.5 Requirements of Law. The Company’s obligation to deliver Shares under the Plan and the Custodian’s obligation to distribute Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.6 Custodial Arrangement. All cash and Shares allocated to a Participant’s Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Participant with respect to such cash and Shares. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Board or the Plan Administrator or the Custodian, on the one hand, and any Participant, the Company or any person or entity, on the other hand.

8.7 No Right to Continuous Service. The Plan and any right to purchase Shares granted hereunder shall not confer upon any Participant any right with respect to continuance of service by the Company or any Affiliate, nor shall they restrict or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant’s service at any time.

8.8 Indemnification. Each person who is or shall have been a member of the Board or the Plan Administrator shall be indemnified and held harmless by each Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit or proceeding to which he/she may be made a party or in which he/she may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him/her in settlement thereof, with the Company’s approval, or paid by him/her in satisfaction of any judgment in any such action, suit or proceeding against him/her, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

8.9 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans.

8.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the right or power of the Company or any of its Affiliates to make adjustments, reclassifications, reorganizations or changes to their capital or business structure, or to merge, consolidate or dissolve or to liquidate, sell, or transfer all or any part of their business or assets, or (b) except as provided in Section 8.4, to limit the right or power of the Company or any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

8.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of Delaware, without regard to principles of conflict of laws.

8.12 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of this Plan shall be treated as compensation for purposes of calculating a Participant’s rights under any such plan, policy or program.

8.13 Offsets. In the event that a Participant owes any amounts to an Employer, the Plan Administrator may instruct the Custodian to restrict the Participant’s Individual Account so that no withdrawals or transfers of cash or Shares may be made by the Participant. In addition, to the extent permitted by applicable law, the Plan Administrator may instruct the Custodian to apply any cash or Shares held in the Participant’s Individual Account to the payment of the amount owed. In the event that any or all of the Participant’s indebtedness is not satisfied by any such set-off, the Participant shall continue to remain responsible for payment of the outstanding balance.

8.14 Beneficiary Designations. Each Participant under the Plan may from time to time pursuant to procedures determined by the Plan Administrator name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death.